Exhibit 10.1

$85,937,500.00
SENIOR SECURED NOTE PURCHASE AGREEMENT
among
NOVATION COMPANIES, INC.
as Issuer,
and
THE SUBSIDIARIES OF THE ISSUER
FROM TIME TO TIME PARTY HERETO,
as Guarantors,
TABERNA PREFERRED FUNDING I, LTD., TABERNA PREFERRED FUNDING II, LTD., and KODIAK CDO I, LTD.
as Noteholders,

and,
WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Collateral Agent

Dated as of
July 27, 2017

Table of Contents

Page

ARTICLE 1	DEFINITIONS1

Section 1.1	Defined Terms 1

Section 1.2	Other Definitional Provisions 21

Section 1.3	Accounting Terms 22

Section 1.4	Time References 23

Section 1.5	Execution of Documents 23

ARTICLE 2	NOTE PURCHASE TERMS 23

Section 2.1	Purchase of Notes 23

Section 2.2	Investment Representations and Warranties 23

Section 2.3	Payment of Principal and Interest; Default Rate; Maturity 24

Section 2.4	Payments 24

Section 2.5	Optional Redemption 24

Section 2.6	Usury 25

Section 2.7	Pro Rata Treatment 25

Section 2.8	Taxes 26

ARTICLE 3	REPRESENTATIONS AND WARRANTIES 29

Section 3.1	Financial Condition 30

Section 3.2	No Material Adverse Effect 30

Section 3.3	Corporate Existence; Compliance with Law 30

Section 3.4	Corporate Power; Authorization; Enforceable Obligations 31

Section 3.5	No Legal Bar; No Default 31

Section 3.6	No Material Litigation 31

Section 3.7	Investment Company Act; etc 32

Section 3.8	Margin Regulations 32

Section 3.9	ERISA 32

Section 3.10	Environmental Matters 32

Section 3.11	Subsidiaries; Joint Ventures; Partnerships 33

Section 3.12	Ownership 34

Section 3.13	Indebtedness 34

Section 3.14	Taxes 34

Section 3.15	Intellectual Property Rights 34

Section 3.16	Solvency 35

Section 3.17	Investments 35

Section 3.18	Labor Matters 35

Section 3.19	Accuracy and Completeness of Information 36

Section 3.20	Material Contracts 36

Section 3.21	Insurance 36

Section 3.22	Real Property 36

Section 3.23	Anti-Terrorism Laws 36

Section 3.24	Compliance with OFAC Rules and Regulations 37

Section 3.25	Compliance with FCPA 37

Section 3.26	Consent; Governmental Authorizations 37

ARTICLE 4	CONDITIONS PRECEDENT 37

Section 4.1	Conditions to Closing Date 37

ARTICLE 5	AFFIRMATIVE COVENANTS 40

Section 5.1	Financial Statements 40

Section 5.2	Certificates; Other Information 41

Section 5.3	Payment of Taxes 42

Section 5.4	Conduct of Business and Maintenance of Existence; Liquidation of Guarantors 43

Section 5.5	Maintenance of Property; Insurance 43

Section 5.6	Inspection of Property; Books and Records; Discussions 43

Section 5.7	Notices 44

Section 5.8	Environmental Laws 46

Section 5.9	Financial Covenants 46

Section 5.10	Additional Guarantors 48

Section 5.11	Compliance with Law and Material Contracts 48

Section 5.12	Covenants Regarding Patents, Trademarks and Copyrights 48

Section 5.13	Additional Information; Further Assurances 49

Section 5.14	Board Observer Rights 49

Section 5.15	Distributions of Cash from Debtor Subsidiaries 50

Section 5.16	Post-Closing Agreement 50

ARTICLE 6	NEGATIVE COVENANTS 50

Section 6.1	Indebtedness 50

Section 6.2	Liens 52

Section 6.3	Intentionally Omitted 52

Section 6.4	Asset Sales 52

Section 6.5	Transactions with Affiliates 53

Section 6.6	Formation of New Subsidiaries; Restrictions 54

Section 6.7	Corporate Changes; Material Contracts 54

Section 6.8	Limitation on Restricted Actions 54

Section 6.9	Restricted Payments 55

Section 6.10	Prohibited Payments 55

Section 6.11	Investments 55

ARTICLE 7	EVENTS OF DEFAULT 56

Section 7.1	Events of Default 56

Section 7.2	Acceleration; Remedies; Waiver 59

ARTICLE 8	provisions applicable to Noteholders 60

Section 8.1	Action by Noteholders 60

Section 8.2	Transfer of Notes 60

ARTICLE 9	MISCELLANEOUS 61

Section 9.1	Governing Law 61

Section 9.2	Consent to Jurisdiction and Service of Process; Waiver of Jury Trial 61

Section 9.3	Notices 62

Section 9.4	No Waiver; Cumulative Remedies 62

Section 9.5	Survival of Representations and Warranties 63

Section 9.6	Expenses; Indemnity and Waiver of Consequential Damages 63

Section 9.7	Joint and Several 64

Section 9.8	Creditor - Debtor Relationship 65

Section 9.9	Table of Contents and Section Headings 65

Section 9.10	Amendments 65

Section 9.11	Confidentiality 65

Section 9.12	Resolution of Drafting Ambiguities 66

Section 9.13	Subordination of Intercompany Debt 66

Section 9.14	Intercreditor Agreement 67

Section 9.15	Additional Subordinated Financing Opportunities 67

Section 9.16	Miscellaneous 67

Section 9.17	Press Releases and Related Matters 68

ARTICLE 10	GUARANTY 68

Section 10.1	The Guaranty 68

Section 10.2	Bankruptcy 69

Section 10.3	Nature of Liability 69

Section 10.4	Independent Obligation 69

Section 10.5	Authorization 69

Section 10.6	Reliance 70

Section 10.7	Waiver 70

Section 10.8	Limitation on Enforcement 71

Section 10.9	Confirmation of Payment 71

ARTICLE 11	THE COLLATERAL AGENT 71

Section 11.1	Appointment and Duties 71

Section 11.2	Binding Effect 72

Section 11.3	Use of Discretion 73

Section 11.4	Delegation of Rights and Duties 73

Section 11.5	Reliance and Liability 74

Section 11.6	Collateral Agent Individually 78

Section 11.7	Noteholder Credit Decision 79

Section 11.8	Expenses; Indemnities 79

Section 11.9	Resignation of Collateral Agent 81

Section 11.10	Release of Collateral or Guarantors 82

Section 11.11	Additional Noteholders 82

Schedules
Schedule 1.1(a)        Investments
Schedule 1.1(b)        Liens
Schedule 2.1            Allocation of Notes
Schedule 3.1            Financial Condition
Schedule 3.2            Material Adverse Effect

Schedule 3.3	Jurisdictions of Organization and Qualification

Schedule 3.6	Litigation

Schedule 3.11	Subsidiaries

Schedule 3.14	Taxes

Schedule 3.15	Intellectual Property Rights

Schedule 3.18	Labor Matters

Schedule 3.20	Material Contracts

Schedule 6.1(c)	Indebtedness

Schedule 9.3	Notices
Exhibits
Exhibit 1.1(a)            Form of Joinder Agreement
Exhibit 1.1(b)            Form of Note
Exhibit 1.1(c)            Form of Permitted Acquisition Certificate
Exhibit 4.1(d)            Form of Officer’s Certificate
Exhibit 4.1(e)            Form of Legal Opinion of Olshan Frome Wolosky LLP
Exhibit 4.1(i)            Form of Solvency Certificate
Exhibit 4.1(l)            Form of Patriot Act Certificate

Exhibit 5.2(a)	Form of Officer’s Compliance Certificate

Exhibit 6.4(b)	Form of Asset Sale Reinvestment Notice

SENIOR SECURED NOTE PURCHASE AGREEMENT, dated as of July 27, 2017, among Novation Companies, Inc., a Maryland corporation (the “Issuer”), each of those Subsidiaries of the Issuer identified as a “Guarantor” on the signature pages hereto and such other Subsidiaries of the Issuer as may from time to time become a party hereto (each a “Guarantor” and collectively, the “Guarantors”), the Noteholders (as hereinafter defined) listed on the signature page hereof (together with such Persons who may become Noteholders hereunder from time to time, each a “Noteholder” and collectively, the “Noteholders”), and Wilmington Savings Fund Society, FSB as Collateral Agent (the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, the Issuer desires to refinance $85,937,500.00 of existing principal indebtedness issued in the form of Series 1 Notes, Series 2 Notes, and Series 3 Notes issued pursuant to three Indentures dated as of March 22, 2011 by and among the Issuer, the Noteholders, and The Bank of New York Mellon Trust Company, National Association, as Trustee (collectively, the “2011 Notes” and the “2011 Indentures”);
WHEREAS, the 2011 Notes are presently owned by the Noteholders;
WHEREAS, as a means of refinancing the 2011 Notes, the Noteholders have agreed to exchange their 2011 Notes for new Notes from the Issuer on the terms and conditions contained herein; and
WHEREAS, the Issuer and Guarantors desire to secure all of the Obligations by granting to the Collateral Agent, for the benefit of itself and the Noteholders, a security interest in and lien upon the Collateral (as defined herein).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1

DEFINITIONS
Section 1.1    Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:
“Accounting Changes” shall have the meaning set forth in Section 1.3.
“Accounts Receivable” shall mean amounts owed to any Credit Party by any non-affiliated third party and which arose in the ordinary course of such Credit Party’s business and resulted from the sale of Inventory or the performance of services, but not including any amounts owed by any Credit Party to another Credit Party.
“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.
“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified. Notwithstanding the foregoing, no Noteholder shall be deemed an Affiliate of any Credit Party or any Subsidiary of any Credit Party.
“Agreement” or “Note Purchase Agreement” shall mean this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.
“Applicable Rate” shall mean a variable rate equal to LIBOR plus three hundred fifty basis points (3.50%) per annum.
“Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”
“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Noteholder, (b) an Affiliate of a Noteholder, or (c) an entity or an Affiliate of an entity that administers or manages a Noteholder.
“Asset Sale” shall mean (a) the disposition of any or all of the assets of any Credit Party or any Subsidiary whether by sale, lease, assignment, transfer or otherwise, in a single transaction or in a series of related transactions for operating assets with a fair market value in excess of $2.0 million or (b) any partial or complete redemption of, including a clean-up call in connection with, the RMBS

Bonds; provided, however, a sale of Accounts Receivable by a Credit Party in connection with a receivables factoring arrangement shall not be an Asset Sale.
“Bankruptcy Case” shall mean the proceedings captioned In re Novation Companies, Inc. et al., Case Nos. 16-19745, 19747-19749 DER (Jointly Administered Case No. 16-19745) before the United States Bankruptcy Court for the District of Maryland.
“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Bankruptcy Event” shall mean any of the events described in Section 7.1(e).
“Bankruptcy Event of Default” shall mean an Event of Default specified in Section 7.1(e).
“Bankruptcy Plan” shall mean the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization of (i) Novation Companies, Inc. and (ii) NovaStar Mortgage LLC at Bankruptcy Case Docket No. 486.
“Business” shall mean the business or businesses operated by the Credit Parties.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.
“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.
“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250 million or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P or is at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company or a recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s, (g) money market accounts subject to Rule 2a-7 of the Exchange Act (“SEC Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (f) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in SEC Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in SEC Rule 2a-7) and (h) shares of any so‑called “money market fund,” provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $100 million and has an investment portfolio with an average maturity of 365 days or less.
“Change of Control” shall mean at any time the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the then outstanding Voting Stock of the Issuer; (b) the replacement of a majority of the Board of Directors of the Issuer over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by the Required Noteholders or a vote of at least a majority of the Board of Directors of the Issuer then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; and (c) Issuer shall fail, directly or indirectly, to legally and beneficially own 100% of each of (i) the Equity Interests and (ii) the Voting Stock of each Guarantor.

“Closing Date” shall mean the date of the consummation of the transactions contemplated by this Agreement evidenced by the date set forth in the preamble.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall have the meaning set forth in the Pledge and Security Agreement.
“Commonly Controlled Entity” shall mean, as of any date of determination, an entity, whether or not incorporated, which is under common control with the Issuer within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Issuer and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such section, Section 414(m) or 414(o) of the Code.
“Confidential Information” shall have the meaning set forth in Section 9.11.
“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Issuer and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
“Consolidated Capital Expenditures” shall mean, as of any date of determination for the four consecutive fiscal quarter period ending on such date, all expenditures of the Issuer and its Subsidiaries on a Consolidated basis for such period that in accordance with GAAP would be classified as capital expenditures, including, without limitation, Capital Lease Obligations. The term “Consolidated Capital Expenditures” shall not include (a) any portion of such expenditures attributable solely to, and incurred in connection with, a Permitted Acquisition, (b) capital expenditures financed with the proceeds of Indebtedness permitted to be incurred under this Agreement or issuances of Equity Interests, or (c) capital expenditures made simultaneously with the trade-in of existing equipment to the extent of the value attributed to the traded-in equipment.
“Consolidated EBITDA” shall mean, as of any date of determination for the trailing four (4) consecutive fiscal quarter period ending on such date, without duplication, (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of the following solely to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Issuer and its Subsidiaries for such period, and (iii) depreciation and amortization expense of the Issuer and its Subsidiaries for such period.
“Consolidated Gross Revenues” shall mean total gross revenues of the Issuer and its Subsidiaries on a consolidated basis as determined in accordance with GAAP.
“Consolidated Interest Expense” shall mean, as of any date of determination for the trailing four (4) consecutive fiscal quarter period ending on such date, all interest expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases and synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing products) for such period of the Issuer and its Subsidiaries on a Consolidated basis net of interest income.
“Consolidated Net Income” shall mean, as of any date of determination for the trailing four (4) consecutive fiscal quarter period ending on such date, the net income (excluding extraordinary losses and gains, which shall include all non-cash income, interest income and tax credits, rebates and other benefits) of the Issuer and its Subsidiaries on a Consolidated basis for such period, all as determined in accordance with GAAP. For the avoidance of doubt, “Consolidated Net Income” shall include income received on account of the RMBS Bonds.
“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright.
“Copyrights” shall mean all copyrights in all Works, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and all renewals thereof.
“Credit Facility” shall mean a credit facility providing for a working capital line of credit or revolving loan credit facility of any existing or future operating businesses of Issuer or any Guarantor or a receivables factoring arrangement up to an amount equal to 70% of Accounts Receivable and Inventory of the applicable operating businesses, as may be amended from time to time, providing for a first priority lien covering Accounts Receivable and Inventory in favor of the Credit Facility Lenders.
“Credit Facility Documents” shall mean the loan documents and other agreements evidencing the Credit Facility.
“Credit Facility Lender” shall mean the “Lenders” that are from time to time party to the Credit Facility Documents.
“Credit Party” shall mean any of the Issuer or the Guarantors.
“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
“Default Rate” shall mean the Applicable Rate plus 300 basis points (3.0%) per annum, which shall be payable on demand.
“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary of the Issuer that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.
“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect.
“Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.
“Event of Default” shall mean a Default, for which any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Subsidiary” shall mean those Subsidiaries of the Issuer identified on Schedule 3.11 as Excluded Subsidiaries.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Noteholder or required to be withheld or deducted from a payment to a Noteholder, (a) Taxes imposed on or measured by the Noteholder’s net income (however denominated), franchise Taxes imposed on the Noteholder, and branch profits Taxes imposed on the Noteholder, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Noteholder is organized or in which its principal office is located or, if applicable, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Noteholder pursuant to a law in effect on the date on which (i) such Noteholder becomes a party hereto or (ii) such Noteholder changes its principal office or, if applicable, lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Noteholder’s assignor immediately before such Noteholder became a party hereto or to such Noteholder immediately before it changed its principal office or, if applicable, lending office, (c) Taxes attributable to such Noteholder’s failure to comply with Section 2.8(c) and (e) any Taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with).
“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and judgments and litigation settlements, indemnity payments and any purchase price adjustments.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.
“Fixed Charge Coverage Ratio” shall mean, as of any date of determination for the trailing four (4) consecutive fiscal quarter period of the Issuer ending on such date, for the Issuer and its Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated EBITDA minus (i) those Restricted Payments not otherwise permitted under Sections 6.9(a)-(e) and 6.9(g) and (ii) income taxes paid in cash during such period, to (b) the sum of Consolidated Interest Expense actually paid or payable in cash for such period plus Scheduled Funded Debt Payments for such period (including the principal component of payments due on Capital Leases during such period.)
“Foreign Investor” shall mean (a) if the Issuer is a U.S. Person, a Noteholder that is not a U.S. Person, and (b) if the Issuer is not a U.S. Person, any Noteholder that is resident or organized under the laws of a jurisdiction other than that in which the Issuer is resident for tax purposes.
“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness of such Person (other than Indebtedness set forth in clauses (e), (f), and (g) of such definition).
“GAAP” shall mean generally accepted accounting principles in effect in the United States of America (or, in the case of foreign Subsidiaries with significant operations outside the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.
“Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents.”
“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” shall have the meaning set forth in the first paragraph of this Agreement and shall also include any Additional Credit Party.
“Guaranty” shall mean the guaranty of the Guarantors set forth in Article 10.
“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.
“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.
“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations plus any accrued interest thereon, (i) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interest issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date which is six (6) months after the Maturity Date, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon and (m) all Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Issuer under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” shall have the meaning set forth in Section 9.6(b).
“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.
“Intellectual Property” shall mean any and all U.S. and foreign intellectual property rights (other than shrink wrap licenses for readily available software), including trade secrets, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, all goodwill associated therewith and all rights to sue for infringement thereof.
“Intercompany Debt” shall have the meaning set forth in Section 9.13.
“Interest Coverage Ratio” shall mean the ratio of (a) Consolidated EBITDA minus (i) those Restricted Payments not otherwise permitted under Sections 6.9(a)-(e) and 6.9(g) and (ii) income taxes paid in cash during such period, to (b) the sum of Consolidated Interest Expense actually paid or payable in cash for such period.
“Inventory” shall mean have the meaning ascribed thereto in Article 9 of the UCC.
“Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of shares of Equity Interest, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person, (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.
“IRS” shall mean the United States Internal Revenue Service, or any successor thereto.
“Issuer” shall mean Novation Companies, Inc., f/k/a NovaStar Financial, Inc., a Maryland corporation.
“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit 1.1(a), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.
“LIBOR” shall mean the London interbank offered rate, which shall be determined in accordance with the following provisions (in each case rounded to the nearest .000001%):
(1) On the second LIBOR Business Day (as defined below) prior to an interest payment date with respect to which interest shall have accrued at the Applicable Rate (each such day, a “LIBOR Determination Date”), LIBOR shall for the following interest payment period equal the rate reported on Bloomberg Financial Markets Commodities News, for three-month Eurodollar deposits that appears on Dow Jones Telerate Page 3750 (as defined in the International Swaps and Derivatives Association, Inc.

2000 Interest Rate and Currency Exchange Definitions), or such other page as may replace such Page 3750, as of 11:00 a.m. (London time) on such LIBOR Determination Date.
(2) If, on any LIBOR Determination Date, such rate does not appear on Dow Jones Telerate Page 3750 or such other page as may replace such Page 3750, the Noteholders shall determine the arithmetic mean of the offered quotations of the Reference Banks (as defined below) to leading banks in the London interbank market for three-month Eurodollar deposits in an amount determined by reference to requests for quotations as of approximately 11:00 a.m. (London time) on the LIBOR Determination Date. If, on any LIBOR Determination Date, at least two of the Reference Banks provide such quotations, LIBOR shall equal such arithmetic mean of such quotations. If, on any LIBOR Determination Date, only one or none of the Reference Banks provide such quotations, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that leading banks in the City of New York selected by the Noteholders are quoting on the relevant LIBOR Determination Date for three-month Eurodollar deposits in an amount determined by the Noteholders by reference to the principal London offices of leading banks in the London interbank market; provided that, if the Noteholders are required but are unable to determine a rate in accordance with at least one of the procedures provided above, LIBOR shall be LIBOR as determined on the previous LIBOR Determination Date. All such determinations by the Noteholders shall be deemed conclusive.
(3) As used herein: “Reference Banks” means four major banks in the London interbank market providing LIBOR quotations on any LIBOR Determination Date, as selected by the Required Noteholders; and “LIBOR Business Day” means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.
(4) For purposes of calculating the “Applicable Rate,” LIBOR shall not be less than 0.50% per annum.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
“Losses” shall have the meaning set forth in Section 9.6(b).
“Material Adverse Effect” shall mean a material adverse change in, or a material adverse effect on, (a) the business, operations, property, assets or condition (financial or otherwise) of the Issuer and the Guarantors taken as a whole, (b)  the rights and remedies of the Noteholders under this Agreement or the ability of the Issuer or any Guarantor to perform its material obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Transaction Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Transaction Documents or the rights or remedies of any Noteholder hereunder or thereunder.
“Material Contract” shall mean (a) any contract or other agreement listed on Schedule 3.20, (b) any contract or other agreement, written or oral, of the Credit Parties involving monetary liability of or to any such Person in an amount in excess of $500,000.00 per annum, and (c) any other contract, agreement, permit or license, written or oral, of the Credit Parties as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.
“Maturity Date” shall mean March 30, 2033.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any Extraordinary Receipt, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith, and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any Extraordinary Receipt.

“Note” or “Notes” shall mean collectively, separately or individually, as appropriate, the senior secured notes issued by Issuer hereunder in substantially the form of Exhibit 1.1(b), as the same may be amended, restated and/or replaced from time to time.
“Noteholder” or “Noteholders” shall have the meaning set forth in the first paragraph of this Agreement.
“Obligations” shall mean, collectively, all of the obligations, Indebtedness and liabilities of the Credit Parties to the Noteholders, whenever arising, under this Agreement, the Notes or any of the other Transaction Documents, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, all sums chargeable to the Credit Parties or for which any Credit Party is liable as an indemnitor and whether or not evidenced by a note or other instrument and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).
“Observer” shall have the meaning set forth in Section 5.14.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.
“Other Connection Taxes” shall mean, with respect to any Noteholder, Taxes imposed as a result of a present or former connection between such Noteholder and the jurisdiction imposing such Tax (other than connections arising from such Noteholder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Note or Transaction Document).
“Other Parties” shall have the meaning set forth in Section 10.7(c).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to a transfer of all or any portion of a Note.
“Owned Intellectual Property” shall mean the Intellectual Property owned by the Credit Parties.
“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to import, manufacture, use or sell any invention covered by a Patent.
“Patents” shall mean (a) all letters patent of the United States or any other country and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.
“Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person that is incorporated, formed or organized in the United States or the assets of a division or business line of a Person that is incorporated, formed or organized in the United States, (b) a Person that is incorporated, formed or organized in the United States by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3, in each case so long as:

(i)    the total consideration for any acquisition or series of acquisitions does not exceed $5.0 million in the aggregate for the term of this Note Purchase Agreement;
(ii)    no Default or Event of Default shall then exist or would exist after giving effect thereto;
(iii)    the Noteholders shall have received a certificate of a Responsible Officer, with supporting data and calculations, in form and detail reasonably acceptable to the Required Noteholders, and demonstrating that, after giving effect to the acquisition on a Pro Forma Basis, (A) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9;
(iv)    the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10; and
(v)    in the case of any acquisition consideration in excess of $5.0 million in the aggregate for the term of this Note Purchase Agreement, the Required Noteholders shall have consented (such consent not to be unreasonably withheld).
“Permitted Investments” shall mean:
(a)    cash and Cash Equivalents;
(b)    Investments existing as of the Closing Date as set forth on Schedule 1.1(a);
(c)    Receivables owing to the Credit Parties or any Receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with reasonably customary trade terms;
(d)    Investments in and loans to any Credit Party;
(e)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(f)    Investments, acquisitions or transactions permitted under Section 6.4;
(g)    Permitted Acquisitions;
(h)    cash management services, Hedging Agreements and commercial credit card, purchase card and merchant card services not otherwise prohibited hereunder;
(i)    Guaranty by a Credit Party of the Indebtedness of another Credit Party permitted to be incurred pursuant to Section 6.1;
(j)    Investment in marketable securities; and
(k)    other Investments in an aggregate amount not to exceed $1.0 million at any time outstanding.
“Permitted Liens” shall mean:
(a)    Liens created by or otherwise existing under the Credit Facility Documents;
(b)    Liens in favor of a counter party to a Hedging Agreement;
(c)    Liens securing purchase money Indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(d); provided, that (i) any such Lien attaches to such property concurrently with or within ninety (90) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;
(d)    Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Credit Party, as the case may be, in conformity with GAAP;
(e)    statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor;
(f)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in an aggregate amount not to exceed $1.0 million;
(g)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(h)    easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(i)    Liens existing on the Closing Date and set forth on Schedule 1.1(b) or incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by such Liens; provided that no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and improvements thereon;
(j)    any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in this definition (other than Liens set forth on Schedule 1.1(b)); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);
(k)    Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;
(l)    any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;
(m)    restrictions on transfers of securities imposed by applicable Securities Laws;
(n)    Liens arising out of judgments or awards not resulting in an Event of Default;
(o)    any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Credit Party in the ordinary course of its business and covering only the assets so leased, licensed or subleased;
(p)    assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease; and
(q)    additional Liens securing Indebtedness that is otherwise permitted under Section 6.1(l) to the extent such Indebtedness ranks junior in priority of security and payment to all Indebtedness of the Noteholders hereunder.
“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petition Date” shall mean July 20, 2016, which is the date on which Issuer and certain of its affiliated entities commenced the Bankruptcy Case.
“Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date, executed in favor of the Collateral Agent by each of the Credit Parties.
“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period ending as of the most recent quarter end preceding the date of such transaction.
“Prohibited Payment” shall mean the making of any Investment, or the transfer of cash or any other assets, directly or indirectly, by any Credit Party, to any Excluded Subsidiary or any other Subsidiary that is not a Credit Party, or the payment of any amounts by any Credit Party on behalf of, or for the benefit of, any Excluded Subsidiary or any Subsidiary that is not a Credit Party for any purpose.
“Properties” shall have the meaning set forth in Section 3.10(a).
“Receivables” means all rights to payments for property sold or licensed or for services rendered, whether now owned or hereafter acquired by any Credit Party.
“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. § 4043.
“Required Noteholders” shall mean, as of any date of determination, Noteholders who hold Notes having an aggregate principal amount that is at least 66 2/3% of the aggregate principal amount of all Notes.
“Requirement of Law” shall mean, as to any Person, (a) the articles or certificate of incorporation, by-laws or other organizational or governing documents of such Person, and (b) all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the binding interpretation or administrative thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not have the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean, for any Credit Party, any duly authorized officer thereof and for which the applicable Credit Party has delivered to the Noteholders an incumbency certificate indicating such officer is a duly authorized officer thereof.
“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interest of any Credit Party, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interest of any Credit Party, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interest of any Credit Party, now or hereafter outstanding, (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of any Credit Party and (e) cash management fees, directors fees paid in cash in excess of $100,000.00 per year and any other cash payment by any Credit Party of any management, advisory or consulting fee to any Affiliate or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Affiliate, in each case in this clause (e) to the extent such fee, extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of such Credit Party.
“RMBS Bonds” shall mean any and all overcollateralization and residual bonds AND securities owned by Issuer, including, without limitation, the overcollateralization and residual bonds associated with certain mortgage-back securities listed on Schedule 1.1(a) of this Agreement.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is named in a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sarbanes‑Oxley” shall mean the Sarbanes‑Oxley Act of 2002.
“Scheduled Funded Debt Payments” shall mean, as of any date of determination for the Issuer and its Subsidiaries, the sum of all scheduled payments of principal on Funded Debt for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination).
“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.
“SEC Rule 2a-7” shall have the meaning as set forth in the definition of “Cash Equivalents.”
“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.
“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured (calculated in accordance with applicable bankruptcy laws); (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (c) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Specified Equity Contribution” shall have the meaning set forth in Section 5.9.
“Specified Equity Contribution Request” shall have the meaning set forth in Section 5.9.
“Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party, which by its terms is specifically subordinated in right of payment to the prior payment of the Obligations and contains subordination and other terms reasonably acceptable to the Required Noteholders.
“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Issuer.
“Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Trademark Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.
“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, domain names, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and (b) all renewals thereof.
“Transaction Documents” means this Agreement, the Notes, the Pledge and Security Agreement, and all other documents which create, evidence, secure or guaranty the Obligations or are otherwise executed and delivered by any Credit Party or Noteholder in connection therewith, as the same may be amended or otherwise modified from time to time.
“Transactions” shall mean the closing of this Agreement, the other Transaction Documents, the Credit Facility Documents, and the consummation of the transactions contemplated (hereby and thereby) to occur in connection with such closings (including, without limitation, the sale of the Notes to the Noteholders).
“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (e) of Section 2.7.
“Voting Stock” shall mean, with respect to any Person, Equity Interest issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.
“Works” shall mean all works that are subject to copyright protection pursuant to Title 17 of the United States Code.
Section 1.2    Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.3    Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent reviewed or audited, as applicable, Consolidated financial statements of the Issuer delivered to the Noteholders. In the event that any Accounting Changes (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, standards or terms in this Agreement, then the Issuer and the Noteholders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Issuer’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Issuer and the Required Noteholders, all financial ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.
The Issuer shall deliver to each Noteholder at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.
For purposes of computing the financial covenants set forth in Section 5.9 for any applicable test period, any Permitted Acquisition or permitted sale of assets (including a stock sale) shall be given effect on a Pro Forma Basis as if such transaction had taken place as of the first day of such applicable test period.
The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 5.9 or otherwise, (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments (including, without limitation, cost savings on a Pro Forma Basis) mutually acceptable to the Issuer and the Required Noteholders, and (B) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any Asset Sale permitted by Section 6.4, (A) income statement items, cash flow statement items and other balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Issuer and the Required Noteholders and (B) Indebtedness that is repaid with the proceeds of such Asset Sale shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.
Section 1.4    Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).
Section 1.5    Execution of Documents.

Unless otherwise specified, all Transaction Documents and all other certificates to be executed by a Credit Party in connection therewith must be signed by a Responsible Officer.

ARTICLE 2

NOTE PURCHASE TERMS

Section 2.1    Purchase of Notes.
Subject to the terms and conditions and in reliance upon the representations and warranties set forth in this Agreement, on the Closing Date, the Issuer will issue the Notes to the Noteholders. The Notes to be issued to each Noteholder, and the value of refinanced debt under the 2011 Indenture represented thereby, are as set forth on Schedule 2.1.
Section 2.2    Investment Representations and Warranties.
Each Noteholder hereby severally, but not jointly, represents and warrants to the Issuer as follows as of the date hereof and as of the Closing Date:
(a)such Noteholder is acquiring the Notes for its own account with the present intention of holding such securities for investment purposes and with no intention of selling such securities in violation of applicable Securities Laws;
(b)such Noteholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Notes and the transactions contemplated by the Transaction Documents and has had such access to such other information concerning the Credit Parties and their businesses and assets as such Noteholder may have requested;
(c)such Noteholder (i) is an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) by reason of its business and financial experience and the business and financial experience of those retained by such Noteholder to advise it with respect to its investment in the Notes, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of its prospective investment in the Notes.
(d)such Noteholder is able to bear the economic risk of its investment in the Notes for an indefinite period of time and, at the present time, is able to afford a complete loss of such investment.;
(e)such Noteholder acknowledges that the offer and sale of the Notes hereunder has not been registered under the Securities Act or any state securities laws and is not being so registered; and
(f)such Noteholder understands that the Notes may not be transferred, sold or otherwise disposed of except while a registration statement is in effect or pursuant to an available exemption from registration under the Securities Act and applicable state securities laws.

Section 2.3    Payment of Principal and Interest; Default Rate; Maturity.

(a)    The unpaid principal amount of the Notes shall bear interest at the Applicable Rate. Such interest shall be payable quarterly in arrears in the manner set forth in Section 2.4 until the Maturity Date.
(b)    Upon the occurrence and during the continuance of any payment, financial covenant, voluntary or involuntary Bankruptcy Event of Default under Sections 7.1(a), 7.1(c), or 7.1(e), the unpaid principal amount of the Notes shall bear interest at the Default Rate.

Section 2.4    Payments.

All payments and prepayments in respect of the Obligations are payable at 1:00 o’clock p.m. prevailing Eastern Time, on the day when due without presentment, demand, protest or notice of any kind (subject to the provisions of Article 10), all of which are expressly waived, to the Noteholders at their addresses set forth on the signature pages hereto (or in accordance with wiring instructions provided by the Noteholders) in United States dollars and in immediately available funds without setoff, counterclaim or other deduction of any nature. Whenever any payment to be made in respect of the Obligations is stated to be due on a day that is not a Business Day, such payment will be made on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment. Each payment will be applied first to any amounts owing under Section 9.6, then to any fees associated with a prepayment of the Notes (as provided in the Notes), then to accrued but unpaid interest on the Notes, and then to the outstanding principal balances of the Notes.
Section 2.5    Optional Redemption.

Provided no Event of Default has occurred and remains outstanding, at any time and upon 30 days’ notice to the Noteholders (“Redemption Notice”), the Issuer may redeem all or part of the Notes at a redemption price equal to 101% of the principal amount of Notes redeemed plus accrued and unpaid interest thereon, if any, to the redemption date. Once given, such Redemption Notice shall be irrevocable and the principal amount to be redeemed plus accrued and unpaid interest thereon, if any, shall be due and payable on the date specified in the Redemption Notice.
Section 2.6    Usury.

It is the intent of the Noteholders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Noteholders and the Credit Parties are hereby limited by the provisions of this Section which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Transaction Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Noteholder shall ever receive anything of value which is characterized as interest on the Obligations pursuant to applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Notes and not to the payment of interest, or refunded to the Issuer or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Notes. The right to demand payment of the Notes or any other Indebtedness evidenced by any of the Transaction Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Noteholders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Noteholders with respect to the Obligations shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Notes so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.
Section 2.7    Pro Rata Treatment.

All payments made in respect of the Obligations (other than any assignments or other transfers made pursuant to Section 8.2 hereof) are for the pro rata benefit of the Noteholders in accordance with the outstanding principal balances of the Obligations owed to them, regardless of which Noteholder receives such payment; provided, that if a Noteholder has incurred fees and expenses in enforcing any Obligations which benefit all Noteholders, then such Noteholder will be entitled to have its fees and expenses reimbursed prior to any amount being disbursed to the Noteholders in respect of other Obligations. If a Noteholder receives more than the amount it is entitled to receive in accordance with the previous sentence, including without limitation any amount received pursuant to the exercise of any right of set-off, then it will hold the excess in trust for the benefit of, and will promptly pay such excess over to, the other Noteholders.

Section 2.8    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any Obligation of the Issuer under any Transaction Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by the Issuer, then the Issuer shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Issuer shall be increased as necessary so that after making such deductions (including such deductions applicable to additional sums payable under this Section) the applicable Noteholder receives an amount equal to the sum it would have received had no such deductions been made.
(b)    Payment of Other Taxes by the Issuer. The Issuer shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Noteholders timely reimburse them for the payment of, any Other Taxes.
(c)    Indemnification by the Issuer. The Issuer shall indemnify each Noteholder, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Noteholder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer by a Noteholder shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Issuer to a Governmental Authority pursuant to this Section 2.8, the Issuer shall deliver to the Noteholders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Noteholders.
(e)    Status of Noteholders. (i) Any Noteholder that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Issuer, at the time or times reasonably requested by the Issuer, such properly completed and executed documentation reasonably requested by the Issuer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Noteholder, if reasonably requested by the Issuer, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Issuer as will enable the Issuer to determine whether or not such Noteholder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.8(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Noteholder’s judgment such completion, execution or submission would subject such Noteholder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Noteholder.
i.Without limiting the generality of the foregoing,
1.any Noteholder that is a U.S. Person shall deliver to the Issuer on or prior to the date on which such Issuer becomes an Issuer under this Agreement (and from time to time thereafter upon the reasonable request of the Noteholder), executed originals of IRS Form W‑9 certifying that such Noteholder is exempt from U.S. Federal backup withholding tax;
2.any Foreign Investor shall, to the extent it is legally entitled to do so, deliver to the Issuer (in such number of copies as shall be requested by the Issuer) on or prior to the date on which such Foreign Investor becomes a Noteholder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), whichever of the following is applicable:
ii.in the case of a Foreign Investor claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
iii.executed originals of IRS Form W-8ECI;
iv.in the case of a Foreign Investor claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Investor is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Investor or are effectively connected but are not includible in the Foreign Investor’s gross income for U.S. federal income tax purposes under an income tax treaty (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
v.to the extent a Foreign Investor is not the beneficial owner (for example, where the Foreign Investor is a partnership), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax

Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Investor is a partnership and one or more beneficial owners of such Foreign Investor are claiming the portfolio interest exemption, such Foreign Investor may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner;
1.any Foreign Investor shall, to the extent it is legally entitled to do so, deliver to the Issuer (in such number of copies as shall be requested by the Issuer) on or prior to the date on which such Foreign Investor becomes a Noteholder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Issuer to determine the withholding or deduction required to be made; and
2.if a payment made to a Noteholder under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Noteholder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Noteholder shall deliver to the Issuer at the time or times prescribed by law and at such time or times reasonably requested by the Issuer such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer as may be necessary for the Issuer to comply with its obligations under FATCA and to determine that such Noteholder has complied with such Issuer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Noteholder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.8 (including additional amounts pursuant to this Section 2.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Lending Office. If any Noteholder requires the Issuer to pay any Indemnified Taxes or additional amounts to such Noteholder or any Governmental Authority for the account of such Noteholder pursuant to Section 2.8, then such Noteholder shall (at the request of the Issuer) use reasonable efforts to designate a different lending office for funding or booking its Notes hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Noteholder, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.8 in the future and (ii) would not subject such Noteholder to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Noteholder. The Issuer hereby agrees to pay all reasonable and documented costs and expenses incurred by any Noteholder in connection with any such designation or assignment.
(h)    Survival. Each party’s obligations under this Section 2.8 shall survive any assignment of rights, or transfer of all or any portion of a Note, by a Noteholder, and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce the Noteholders to enter into this Agreement and to accept the Notes issued hereunder, the Credit Parties hereby represent and warrant to each Noteholder and to the Collateral Agent as of the date hereof and as of the Closing Date that:
Section 3.1    Financial Condition.

(a)The audited Consolidated financial statements of the Issuer and the Guarantors, in each case for the fiscal year ended 2015, including related Consolidated statements of income or operations, equity and cash flows for the fiscal years ended on such date:
(i)except as described on Schedule 3.1, were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and
(ii)fairly present in all material respects the financial condition of the Issuer and the Guarantors, as applicable, as of the date thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments) and results of operations for the period covered thereby.
(b)The projections of the Issuer and the Guarantors through the fiscal year ending December 31, 2017 delivered to the Noteholders on or prior to the Closing Date have been prepared in good faith based upon reasonable assumptions as of the date delivered and taking into account the Transactions.

Section 3.2    No Material Adverse Effect.
Except as set forth on Schedule 3.2, since the Petition Date there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Section 3.3    Corporate Existence; Compliance with Law.

Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its incorporation, organization or formation, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing in any such other jurisdiction could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) except as set forth on Schedule 3.3, is in compliance with all Requirements of Law, organizational documents, government permits and government licenses except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Credit Parties are organized and qualified to do business are described on Schedule 3.3.
Section 3.4    Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Transaction Documents to which it is party and has taken all necessary limited liability company, partnership or corporate action to authorize the execution, delivery and performance by it of the Transaction Documents to which it is party. Each Transaction Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Transaction Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 3.5    No Legal Bar; No Default.

The execution, delivery and performance by each Credit Party of the Transaction Documents to which such Credit Party is a party, the sale of Notes thereunder, and the filings and recordings in connection with the liens granted to the Collateral Agent thereunder (a) will not violate any material Requirement of Law or any Material Contract of any Credit Party (except those as to which waivers or consents have been obtained), (b) will not conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organization documents of the Credit Parties, and (c) will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation of any Credit Party other than the Liens arising under or contemplated in connection with the Transaction Documents, the Credit Facility Documents, or Permitted Liens. No Credit Party is in default under or with respect to any of its Contractual Obligations except for any default which could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
Section 3.6    No Material Litigation.

Except as set forth on Schedule 3.6, no litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Transaction Documents or (b) with respect to any of the transactions contemplated hereby (except as set forth on Schedule 3.6 hereto which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect), or (c) which could reasonably be expected to have a Material Adverse Effect. No permanent injunction, temporary restraining order or similar decree has been issued against any Credit Party that could reasonably be expected to have a Material Adverse Effect.
Section 3.7    Investment Company Act; etc.

No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is subject to regulation under the Federal Power Act or the Interstate Commerce Act, which regulation would limit its ability to incur the Obligations.
Section 3.8    Margin Regulations.

No part of the proceeds of the sale of any Note hereunder will be used directly or indirectly for any purpose that violates, or that would require any Noteholder to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and the aggregate value of all “margin stock” owned by the Credit Parties taken as a group does not exceed 25% of the value of their assets.
Section 3.9    ERISA.

Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five‑year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan; (b) each Single Employer Plan complies in all material respects with the applicable provisions of ERISA and the Code; (c) no termination of a Single Employer Plan has occurred resulting in any liability of any Credit Party that has remained underfunded, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five‑year period; (d) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits and (e) neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.
Section 3.10    Environmental Matters.

Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

a.
The facilities and properties owned or leased by the Credit Parties (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability on behalf of any Credit Party under, any Environmental Law.

b.	The Properties and all operations of the Credit Parties at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws.

c.
The Credit Parties have not received any written or actual notice of violation, alleged violation, non‑compliance, liability or potential liability on behalf of any Credit Party with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business, nor do the Credit Parties have actual knowledge that any such notice will be received or is being threatened.

d.
Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability on behalf of any Credit Party under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability on behalf of any Credit Party under, any applicable Environmental Law.

e.
No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties, threatened, under any Environmental Law to which any Credit Party is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Properties or the Business.

f.
There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party in connection with the Properties or otherwise in connection with the Business, or, to the actual knowledge of the Credit Parties of any other nature at any of the Properties, in violation of or in amounts or in a manner that could give rise to liability on behalf of any Credit Party under Environmental Laws.

Section 3.11    Subsidiaries; Joint Ventures; Partnerships.

Set forth on Schedule 3.11 is a complete and accurate list of all Subsidiaries, joint ventures and partnerships of the Credit Parties as of the Closing Date. Information on the attached Schedule includes the following: (a) the number of shares of each class of Equity Interest of each Subsidiary outstanding (other than Excluded Subsidiaries); and (b) the number and percentage of outstanding shares of each class of Equity Interest owned by the Credit Parties. The outstanding Equity Interest and other Equity Interests of all such Subsidiaries is validly issued, fully paid and non‑assessable and is owned free and clear of all Liens (other than those arising under or contemplated in connection with this Agreement). There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interest of the Issuer or any Subsidiary.
Section 3.12    Ownership.

Each of the Credit Parties is the owner of, and has good and marketable title to or a valid leasehold interest in (or in the case of Intellectual Property, a valid license to), all of its respective assets, which, together with assets leased or licensed by the Credit Parties, represents all assets in the aggregate material to the conduct of the business of the Credit Parties (other than irregularities or deficiencies in title or leasehold interest which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect), and (after giving effect to the Transactions) none of such assets is subject to any Lien other than Permitted Liens. Each Credit Party enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect (other than irregularities or deficiencies with respect to such leases which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect).
Section 3.13    Indebtedness.

Except as otherwise permitted under Section 6.1, the Credit Parties have no Indebtedness.
Section 3.14    Taxes.

Except as set forth on Schedule 3.14, each of the Credit Parties has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) other than taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. Except as set forth on Schedule 3.14, none of the Credit Parties is aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
Section 3.15    Intellectual Property Rights.

Each of the Credit Parties owns, or has the legal right to use, all Intellectual Property necessary for each of them to conduct its business as currently conducted except where failure to do so individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.15 is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Credit Parties as of the Closing Date (including name/title, current owner, registration or application number, and registration or application date). Except as disclosed in Schedule 3.15 hereto and as otherwise could not reasonably be expected to have a Material Adverse Effect, (a) each Credit Party has the right to use its material Owned Intellectual Property in perpetuity and without payment of royalties, (b) all registrations with and applications to Governmental Authorities in respect of such Owned Intellectual Property are, to the knowledge of the Credit Parties, valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any interest therein, held by any of the Credit Parties to maintain their validity or effectiveness, and (c) there are no restrictions on the direct or indirect transfer of any Contractual Obligation, or any interest therein, held by any of the Credit Parties in respect of material Intellectual Property for which consent has not been obtained. None of the Credit Parties is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any material Intellectual Property, which default could individually or in the aggregate be expected to have a Material Adverse Effect. No claim has been asserted against any Credit Party or any of their Subsidiaries and is pending by any Person challenging or questioning any Credit Party’s use of any Intellectual Property or the validity or effectiveness of any Owned Intellectual Property, nor to the knowledge of the Credit Parties or any of their Subsidiaries is there any such claim, which in any case could individually or in the aggregate be expected to have a Material Adverse Effect. To the knowledge of the Credit Parties, the use of Intellectual Property by any of the Credit Parties does not infringe on the rights of any Person in a manner which could individually or in the aggregate be expected to have a Material Adverse Effect. The Credit Parties have recorded or deposited with and paid to the United States Copyright Office, the Register of Copyrights, the Copyrights Royalty Tribunal or other Governmental Authority, all notices, statements of account, royalty fees and other documents and instruments required under the terms and conditions of any Contractual Obligation of the Credit Parties, except where failure to do so could not individually or in the aggregate be expected to have a Material Adverse Effect.
Section 3.16    Solvency.

Upon confirmation of the Bankruptcy Plan and the consummation of the transactions described therein, Credit Parties, taken as a whole, are Solvent. In executing the Transaction Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud present or future creditors or other Persons (as described in the Bankruptcy Code) to which one or more of the Credit Parties is or will become indebted.
Section 3.17    Investments.

All Investments of each of the Credit Parties are Permitted Investments.
Section 3.18    Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties as of the Closing Date, other than as set forth in Schedule 3.18 hereto, and none of the Credit Parties (a) has suffered any material strikes, walkouts, work stoppages or other material labor difficulty within the last five years, other than as set forth in Schedule 3.18 hereto, or (b) has knowledge of any potential or pending material strike, walkout or work stoppage. To the knowledge of the Credit Parties, no material unfair labor practice complaint is pending against any Credit Party which could, individually or in the aggregate, be expected to have a Material Adverse Effect.
Section 3.19    Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party (as modified or supplemented by other information so furnished) to any Noteholder for purposes of or in connection with this Agreement or any other Transaction Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information was provided. Notwithstanding the foregoing, with respect to financial projections, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at such time.
Section 3.20    Material Contracts.

Schedule 3.20 sets forth a complete and accurate list of all Material Contracts of the Credit Parties in effect as of the Closing Date. Each Material Contract is, and after giving effect to the Transactions will be, in full force and effect in accordance with the terms thereof.
Section 3.21    Insurance.

The properties of the Credit Parties and their Subsidiaries are insured, with financially sound and reputable insurance companies (not Affiliates of the Credit Parties), in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar business and owning similar properties in the localities where the Credit Parties operate and such insurance coverage complies with the requirements set forth in Section 5.5(b).
Section 3.22    Real Property.

As of the Closing Date, no Credit Party owns an interest in real property, other than leases.
Section 3.23    Anti-Terrorism Laws.

None of the Credit Parties is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. None of the Credit Parties is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.24    Compliance with OFAC Rules and Regulations.

a.
None of the Credit Parties or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

b.
None of the Credit Parties or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has any of its assets located in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds from the sale of the Notes will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.25    Compliance with FCPA.

Each of the Credit Parties is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and to the best of its knowledge any foreign counterpart thereto. None of the Credit Parties has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.
Section 3.26    Consent; Governmental Authorizations.
No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the sale of Notes by the Issuer or the making of the Guaranty hereunder or with the execution, delivery or performance of any Transaction Document by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Transaction Document against the Credit Parties.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1    Conditions to Closing Date.
The obligation of each Noteholder to enter into this Agreement on the Closing Date is subject to, the satisfaction of the following conditions precedent:
(a)Bankruptcy Plan Confirmation. Entry of an order of the Bankruptcy Court confirming the Issuer’s Bankruptcy Plan in form and substance acceptable to the Noteholders and the occurrence of the Effective Date (as defined in the Bankruptcy Plan);
(b)Cure Payment. Payment by the Issuer of all overdue and unpaid accrued interest on the 2011 Notes in the agreed, reduced aggregate amount of $5,775,799.00 so long as the Closing Date shall occur on or before July 31, 2017; thereafter the Applicable Rate shall accrue and be payable on overdue principal and interest owed on the 2011 Notes as set forth in the 2011 Indentures;
(c)Execution of Agreement; Transaction Documents. The Noteholders shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) duly executed Notes in accordance with Section 2.1, (iii) counterparts of the Pledge and Security Agreement, executed by each of the Credit Parties, and (iv) counterparts of any other Transaction Document, executed by the duly authorized officers of the parties thereto
(d)Authority Documents. The Noteholders shall have received the following:
(i)Articles of Incorporation/Charter Documents. Original certified articles of incorporation or other charter documents, as applicable, of each Credit Party certified (A) by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(d) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.
(ii)Resolutions. Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the Transaction Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(d) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.
(iii)Bylaws/Operating Agreement. A copy of the bylaws or comparable operating agreement of each Credit Party certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(d) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)Good Standing. Original certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.
(v)Incumbency. An incumbency certificate of each Credit Party certified by an officer (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(d) attached hereto) to be true and correct as of the Closing Date.
(e)Legal Opinion of Counsel. The Noteholders shall have received an opinion of Olshan Frome Wolosky LLP in substantially the form attached hereto as Exhibit 4.1(e), counsel for the Credit Parties, dated the Closing Date and addressed to the Noteholders, in form and substance acceptable to the Noteholders.
(f)Representations and Warranties. The representations and warranties made by the Credit Parties herein or which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the Closing Date as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.
(g)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Transactions to be consummated on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.
(h)Lien Searches. The Noteholders shall have received, in form and substance satisfactory to the Noteholders:
(i)(A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Credit Party and each other jurisdiction reasonably requested by the Noteholders, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and pending litigation searches;
(ii)searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Noteholders.
(i)Solvency Certificate. The Noteholders shall have received an officer’s certificate prepared by the chief financial officer of the Issuer as to the financial condition, solvency and related matters of the Credit Parties, after giving effect to the Transactions, in substantially the form of Exhibit 4.1(i) hereto.
(j)Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of the Credit Parties (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date, other than Indebtedness and Liens permitted by Sections 6.1 and 6.2.
(k)Financial Statements. The Noteholders shall have received copies of the financial statements referred to in Section 3.1, each in form and substance satisfactory to each of them.
(l)Patriot Act Certificate. The Noteholders shall have received a certificate in substantially in the form of Exhibit 4.1(l) provided by the Issuer.
(m)Fees and Expenses. All outstanding fees and expenses of the Noteholders through the Closing Date (including the fees and expenses of counsel (including any local counsel)) in the amount of $500,000.00 in the aggregate, shall have been paid by the Issuer on the Closing Date as directed by the Noteholders.

ARTICLE 5

AFFIRMATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, and (b) until no Note remains outstanding and unpaid and the Obligations and all other amounts owing to any Noteholder hereunder are paid in full (excluding contingent indemnification and reimbursement obligations), such Credit Party shall (other than in the case of Sections 5.1 or 5.2 hereof):
Section 5.1    Financial Statements.

Furnish to each of the Noteholders:
(a)Annual Financial Statements. As soon as available and in any event no later than one hundred twenty (120) days after the end of each fiscal year of the Issuer, a copy of the Consolidated balance sheet of the Credit Parties (beginning with the fiscal year ending December 31, 2017), and related Consolidated statements of income and retained earnings and of cash flows for the Credit Parties, which shall be audited by Boulay PLLP or any firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Noteholders, setting forth in each case (beginning with the fiscal year ending December 31, 2016) in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification; provided, however, that such annual financial statements for the fiscal year ending December 31, 2016 shall be delivered by January 31, 2018;
(b)Quarterly Financial Statements. As soon as available and in any event no later than fifty (50) days after the end of each fiscal quarter of the Issuer, a copy of the Consolidated balance sheet of the Credit Parties as of the end of such period and related Consolidated statements of income and retained earnings and of cash flows for the Credit Parties for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth, in the case of Consolidated reports, in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year‑end audit adjustments) and to the extent prepared for internal use, all Consolidating statements going forward; provided, however, that such quarterly financial statements for the quarterly periods ending March 30, 2017, June 30, 2017 and September 30, 2017shall be delivered by February 28, 2018; and
(c)Annual Operating Budget and Cash Flow. As soon as available, but in any event within sixty (60) days after the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of Credit Parties for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Required Noteholders, together with a summary of the material assumptions made in the preparation of such annual budget or plan;
all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year‑end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.
Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Noteholders receive such reports from the Issuer through electronic mail; provided that, upon any Noteholder’s request, the Issuer shall provide paper copies of any documents required hereby to such Noteholder.
Section 5.2    Certificates; Other Information.

Furnish to the each of the Noteholders:

a.
Covenant Compliance Certificate. Concurrently with the delivery of the audited financial statements referred to in Section 5.1(a) above and the unaudited financial statements referred to in Section 5.1(b) above for the then most recently ended fiscal quarter of the Issuer, a certificate of a Responsible Officer substantially in the form of Exhibit 5.2(a);

b.
Reports; SEC Filings; Regulatory Reports; Press Releases; Etc. Promptly upon their becoming available, (i) copies of all reports (other than those provided pursuant to Section 5.1 and those which are of a promotional nature) and other financial information which the Credit Parties send to their shareholders, unless available on the Securities and Exchange Commission’s EDGAR website, (ii) all material regulatory reports and (iii) all press releases and other statements made available by any of the Credit Parties to the public concerning material developments in the business of any of the Credit Parties unless available on the Securities and Exchange Commission’s EDGAR website provided, however, that in lieu of physical delivery of any of the aforementioned reports, statements, releases, etc., the Issuer may provide notice to the Noteholders of all such reports, statements, releases, etc. along with reference to an electronic site where all such reports, statements, releases, etc. are publicly available;

c.
Calculations. Within ninety (90) days after the end of each fiscal year of the Issuer, a certificate containing information including the amount of all acquisitions, all Restricted Payments paid, all Investments (including Permitted Acquisitions) and Asset Sales that were made during the prior fiscal year and amounts received in connection with any Extraordinary Receipt during the prior fiscal year;

d.
Management Letters; Etc. Promptly upon receipt thereof, a copy or summary of any other final report, or “management letter” or similar report submitted by independent accountants to the Credit Parties in connection with any annual, interim or special audit of the books of such Person;

e.
Changes in Corporate Structure. Within ten days prior to any merger, consolidation, dissolution or other change in corporate structure of any Credit Party or permitted pursuant to the terms hereof, provide notice of such change in corporate structure to the Noteholders; provided, that no change of control may occur at the Issuer without the prior written consent of the Noteholders. Any change of control at the Issuer effected without such prior written consent shall constitute an immediate Event of Default hereunder;

f.
Notice of Reinvestment of Asset Sale Proceeds. Within 5 days of any Asset Sale, the cash proceeds of which the Issuer or any Credit Party intends to reinvest pursuant to Section 6.4(b), provide notice of such Asset Sale and intention to reinvest the cash proceeds by delivering a Notice of Reinvestment of Asset Sale Proceeds in the form attached hereto as Exhibit 6.4(b);and

g.
General Information. Promptly, such additional financial and other information as the Noteholders may from time to time reasonably request, in form and substance reasonably acceptable to the Noteholders.

Section 5.3    Payment of Taxes.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its (i) Federal and state taxes and (ii) material local or other taxes and (b) any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, except when the amount or validity of any such taxes and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.
Section 5.4    Conduct of Business and Maintenance of Existence; Liquidation of Guarantors.

Continue to engage in business of the same general type as now conducted by it on the Closing Date or reasonably related thereto and preserve, renew and keep in full force and effect its corporate or other formative existence and good standing, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to maintain its goodwill and comply with all Contractual Obligations and Requirements of Law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, upon consultation and consent of the Required Noteholders (such consent not to be unreasonably withheld or delayed), the Issuer shall be permitted to liquidate any Guarantor (other than in connection with an Asset Sale) so long as 100% of its assets are distributed to the Issuer or another Guarantor.
Section 5.5    Maintenance of Property; Insurance.

a.	Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

b.
Maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible personal property) with endorsement to the Collateral Agent as “Additional Insured” and “Lender’s Loss Payee” in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Noteholders, upon request of the Noteholders, full information as to the insurance carried and certificates naming the Collateral Agent as “Additional Insured” and “Lender’s Loss Payee”.

c.
In case of any material loss, damage to or destruction of any material property of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Collateral Agent generally describing the nature and extent of such damage or destruction.

Section 5.6    Inspection of Property; Books and Records; Discussions.

Keep proper books, records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, at any reasonable time and from time to time, with reasonable notice, each Credit Party will permit, except as prohibited by applicable law, any Noteholder or any agent or representative of any Noteholder to audit, examine and verify the assets of such Credit Party, examine and make copies of and abstracts from the records and books of account of, and visit the properties of, each Credit Party, and to discuss the affairs, finances and accounts of each Credit Party with any of its officers and directors and each Credit Party’s independent accountants. The Noteholders agree to give the Credit Parties not fewer than three Business Days’ prior written notice of taking any action described in the preceding sentence, provided that if an Event of Default has occurred and is continuing, the Noteholders shall not be required to give such prior notice or obtain such permission. The Credit Parties agree to reimburse the Noteholders for all reasonable audit and examination expenses incurred by the Noteholders with respect to each audit and examination of each Credit Party conducted by the Noteholders, provided that such reimbursements shall not be required more frequently than once per calendar year (plus one additional time with respect to each Permitted Acquisition) in which there are no Permitted Acquisitions, unless an Event of Default has occurred and is continuing or is uncovered by such audit and examination, in which case all of the reasonable expenses of each audit and examination shall be paid by the Credit Parties. If a Noteholder uses employees or Affiliates to perform the audits, the Credit Parties’ reimbursement obligations shall be limited to the reasonable and documented out-of-pocket expenses of the Noteholder that would have been paid to an independent auditing firm for such audits as reasonably determined by the Noteholder.
Section 5.7    Notices.

Give notice in writing to the Noteholders and the Collateral Agent:

a.	promptly, but in any event within two (2) Business Days after any Credit Party knows thereof, the occurrence of any Default or Event of Default;

b.
promptly, any default or event of default under any Contractual Obligation of any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $500,000.00;

c.
promptly, any litigation, or any investigation or proceeding known or threatened in writing to any Credit Party (i) affecting any Credit Party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $500,000.00 or involving injunctions or requesting injunctive relief by or against any Credit Party, (ii) affecting or with respect to this Agreement or any other Transaction Document, (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iv) by any Governmental Authority alleging fraud, deception or willful misconduct by any officer, director, employee, or Affiliate of the Credit Parties;

d.	of any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;

e.	of any attachment, judgment, lien, levy or order exceeding $500,000.00 that may be assessed against or threatened against any Credit Party other than Permitted Liens;

f.
as soon as possible and in any event within thirty (30) days after any Credit Party knows thereof: the occurrence of any Reportable Event with respect to any Single Employer Plan of any Credit Party or any Commonly Controlled Entity, a failure by any Credit Party to make any material required contribution to a Plan, the creation of any Lien against the assets of any Credit Party or Single Employer Plan of any Credit Party in favor of the PBGC (other than a Permitted Lien) or a Plan or any Credit Party’s or Commonly Controlled Entity’s withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or receipt of written notice of the institution or threatened institution by the PBGC of proceedings to terminate any Single Employer Plan of any Credit Party, or of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

g.
as soon as possible and in any event within ten (10) Business Days after creating a Domestic Subsidiary (or such longer period of time as agreed to by the Noteholders in their reasonable discretion) or acquiring the Equity Interest of another Person, notice of the creation of such Domestic Subsidiary or acquisition of such Equity Interests;

h.
as soon as possible and in any event within ten (10) Business Days after entering into a joint venture agreement, (or such longer period of time as agreed to by the Noteholders in their reasonable discretion), notice of entering into such joint venture agreement and a description of the nature and purpose of such venture, including an indication as to whether such joint venture will have its own employees or will use employees of the joint venture members under subcontract arrangements;

i.	promptly, any notice of any material violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of a material violation of Environmental Laws; and

j.	promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Issuer shall specify that such notice is a Default or Event of Default notice on the face thereof.
Section 5.8    Environmental Laws.

a.
Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, comply with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

b.
Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

c.
Defend, indemnify and hold harmless the Noteholders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Obligations and all other amounts payable hereunder and termination of the Transaction Documents.

Section 5.9     Financial Covenants.

Beginning on June 30, 2018, comply with the following financial covenants:

a.	Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, calculated as of the last day of each fiscal quarter, shall be greater than or equal to .90 to 1.00.

b.	Interest Coverage Ratio. The Interest Coverage Ratio, calculated as of the last day of each fiscal quarter, shall be greater than or equal to 1.0 to 1.0.

c.
For purposes of determining compliance with the covenants set forth in sections (a) and (b), above, ratios shall be calculated on a rolling basis based on the immediately preceding four (4) fiscal quarters.

Notwithstanding the above, the parties hereto acknowledge and agree that, solely for purposes of all calculations made in determining compliance with this Section 5.9, any cash equity contribution (which equity shall be either (i) common equity or (ii) other equity having terms reasonably satisfactory to the Noteholders) made to the Issuer (the “Specified Equity Contribution Request”), on or prior to the day that is fifteen (15) Business Days after the day on which financial statements are required to be delivered with respect to a fiscal year pursuant to Section 5.1(a) or a fiscal quarter pursuant to Sections 5.1(b) (other than the fourth fiscal quarter of any fiscal year), as applicable, will be included in the calculation of Consolidated EBITDA (and the dollar amount of such Specified Equity Contribution (as defined herein) shall be added to the calculation of Consolidated EBITDA on a dollar for dollar basis) for the purposes of determining compliance with the financial covenants contained herein at the end of such fiscal year or fiscal quarter (other than the fourth fiscal quarter of any fiscal year) and each applicable subsequent period (any such equity contribution, a “Specified Equity Contribution”); provided that (i) in any four (4) fiscal quarter period, there shall be at least three (3) fiscal quarters in respect of which no Specified Equity Contribution is made, (ii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Credit Parties to be in compliance with the financial covenants set forth above and in any case shall not exceed $6,000,000, (iii) the aggregate amount of all Specified Equity Contributions during the term of this Agreement shall not exceed $30 million and (iv) a Specified Equity Contribution shall only be included in the computation of the financial covenant for purposes of determining compliance by the Credit Parties with this Section 5.9 and not for any other purpose under this Agreement (including, without limitation, any compliance with this Section 5.9 set forth in the definition of Permitted Acquisition and in the determination of the availability of any baskets set forth in Article 5 or Article 6). Upon the making of a Specified Equity Contribution, the financial covenants in this Section 5.9 shall be recalculated giving effect to the increase in Consolidated EBITDA; provided that nothing in this subsection shall waive any Default or Event of Default that exists pursuant to clauses (a) or (b) of this Section 5.9 until such recalculation. If, after giving effect to such recalculation, the Credit Parties are in compliance with the financial covenants, the Credit Parties shall be deemed to have satisfied the requirements of the financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date and the applicable Default or Event of Default that had occurred shall be deemed waived and not to have occurred for all purposes of this Agreement and the other Transaction Documents.
c.    Size of Credit Facility. The outstanding principal amount of the Credit Facility shall at all times remain less than or equal to seventy (70%) of the Inventory and Accounts Receivable of those Credit Parties that are party to the Credit Facility.

Section 5.10    Additional Guarantors.

The Credit Parties will cause each of their Subsidiaries (other than Excluded Subsidiaries), whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Required Noteholders in their reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection with the foregoing, the Credit Parties shall deliver to the Collateral Agent and the Noteholders, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(c) and (d) and such other documents or agreements as the Noteholders may reasonably request.
Section 5.11    Compliance with Law and Material Contracts.

a.
Comply with all Requirements of Law and orders (including Environmental Laws), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its properties if noncompliance with any such Requirements of

Law, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

b.
Comply in all material respects with the terms and provisions of the Material Contracts and cause the Material Contracts, to remain in full force and effect other than to the extent such Material Contracts terminate or lapse in accordance with their respective terms in the ordinary course of business if noncompliance, termination or lapse with respect to any such Material Contract could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12    Covenants Regarding Patents, Trademarks and Copyrights.

a.
Notify the Noteholders and the Collateral Agent promptly if it knows that any material application or registration relating to any Patent, Patent License, Trademark or Trademark License of the Credit Parties may become abandoned if such abandonment could reasonably be expected to have a Material Adverse Effect, or of any adverse determination (including, without limitation, the institution of, or any such determination in, any proceeding in the United States Patent and Trademark Office or any court) regarding any Credit Party’s or any of its Subsidiary’s ownership of any material Patent or Trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any material Patent License or Trademark License that could reasonably be expected to have a Material Adverse Effect.

b.
Notify the Noteholders and the Collateral Agent promptly after it knows of any adverse determination or development that could reasonably be expected to have a Material Adverse Effect (including, without limitation, the institution of, or any such determination or development in, any proceeding in any court) regarding any material Copyright or Copyright License of the Credit Parties, whether (i) such Copyright or Copyright License may become invalid or unenforceable prior to its expiration or termination, or (ii) any Credit Party’s ownership of such Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such Copyright License, may become affected.

c.
Promptly notify the Noteholders and the Collateral Agent of any acquisition of material Intellectual Property by any Credit Party or any filing by any Credit Party, either itself or through any agent, employee, licensee or designee (but in no event later than the fifteenth day following such acquisition or filing), of any application for registration by any Credit Party of any material Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof.

d.
Take all reasonably necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain each item of material Intellectual Property owned by the Credit Parties, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings, except to the extent the failure to take such actions could not reasonably be expected to have a Material Adverse Effect.

Section 5.13    Additional Information; Further Assurances.

a.
Additional Information. The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of any Credit Party or any of its Subsidiaries as any Noteholder may reasonably request.

b.
Further Assurances. Upon the reasonable request of any Noteholder, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents which are necessary or advisable to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents.

Section 5.14    Board Observer Rights.

Upon the occurrence of an Event of Default and for so long as such Event of Default continues, the Required Noteholders collectively shall have the right to appoint one observer to the board of directors (or similar governing body) of each Credit Party and all committees of any of the foregoing boards (the “Observer”), which Observer shall be appointed by the Required Noteholders. Such Observer shall be entitled, subject to applicable law and regulation (a) to receive the same notice and other materials in respect of all meetings (both regular and special) (or written consents) of the applicable board of directors as are furnished to members of such board, at the same time as the same are furnished to such members, together with an agenda for any such meetings, (b) to attend all meetings (and review all written consents) of any such board and (c) to participate in all discussions conducted at meetings (or with respect to actions to be taken by written consent) of any such board; provided, however, such Observer shall not constitute a member of such board and shall not be entitled to vote on any matters presented to such board; provided, further, that such Observer may be required to leave, or not be allowed to attend, any portion of a meeting (or may not receive certain materials) if such board reasonably believes after consultation with counsel, that a conflict of interest or an attorney client privilege arises or may arise in connection with the issues being discussed (or described in such materials).If requested by a Credit Party, the Observer shall execute a reasonable and customary confidentiality agreement prior to attendance at any meetings of such board or receipt of any such materials.
Section 5.15    Distributions of Cash from Debtor Subsidiaries.

Upon the conclusion of the bankruptcy proceedings for each of the Issuer’s Subsidiaries that are currently debtors in bankruptcy under Title 11 of the United States Code, Cases No. 16‑19747 (NovaStar Mortgage LLC f/k/a NovaStar Mortgage, Inc.), 16-19748 (NovaStar Mortgage Funding Corporation) and 16-19749 (2114 Central, LLC f/k/a Advent Financial Services, LLC), and the satisfaction of all allowed claims and obligations as may be ordered by the Bankruptcy Court or otherwise pursuant to such proceedings, the Issuer will (a) ensure that no Subsidiary of the Issuer shall distribute any remaining available cash to any other Person, and (b) cause each Debtor Subsidiary to distribute all such remaining available cash to the Issuer upon the conclusion of such bankruptcy proceedings and at the end of each fiscal quarter thereafter.
Section 5.16    Post-Closing Agreement.

The Credit Parties shall perform or cause to be performed any and all acts, and execute and deliver or cause to be executed and delivered any and all documents which are identified in that certain Post-Closing Agreement between the Credit Parties and the Noteholders executed contemporaneously with this Note Purchase Agreement within the time period applicable to the performance of such acts and the execution and delivery of such documents as set forth in the Post-Closing Agreement.

ARTICLE 6

NEGATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, and (b) until no Note remains outstanding and unpaid and the Obligations and all other amounts owing to any Noteholder hereunder are paid in full (excluding contingent indemnification and reimbursement obligations) that:
Section 10.1Indebtedness.

No Credit Party will, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:
(a)Indebtedness arising or existing under this Agreement;
(b)Indebtedness arising or existing under the Credit Facility;
(c)Indebtedness of the Credit Parties existing as of the Closing Date and set out in Schedule 6.1(c) hereto and any renewals, refinancings or extensions thereof (i) in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension, (ii) with a maturity no earlier than the maturity date of the Indebtedness being renewed, refinanced or extended, (iii) if the Indebtedness being renewed, refinanced or extended is subordinated in right of payment to the Notes, then such new Indebtedness must also be subordinated in right of payment to the Notes, and (iv) with no greater guarantees or security than the Indebtedness being renewed, refinanced or extended;
(d)Indebtedness incurred by the Issuer and any Guarantor (i) under financings of furniture, fixtures and equipment in an aggregate amount no greater than $5.0 million;
(e)Indebtedness for capital improvements or expenditures in an aggregate amount no greater than $5.0 million;
(f)unsecured intercompany Indebtedness among the Credit Parties;
(g)Indebtedness and obligations owing under Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
(h)Indebtedness of a Person existing at the time such Person becomes a Subsidiary of a Credit Party in a transaction permitted hereunder in an aggregate principal amount not to exceed $250,000.00 for all such Persons during the term of this Agreement; provided that any such Indebtedness was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Credit Party and no Credit Party (other than such Subsidiary) becomes liable for such Indebtedness;
(i)Indebtedness arising from agreements providing for indemnification and purchase price adjustment obligations or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of any Credit Party or its Subsidiaries pursuant to such agreements, in connection with Asset Sales, other sales of assets or Permitted Acquisitions;
(j)Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section or such obligation is permitted under this Agreement;
(k)Subordinated Debt of Credit Parties not to exceed an amount equal to $42,968,750.00; and

(l)in an unrestricted amount of $5.0 million cumulatively for the duration of this Agreement.

Section 10.2Liens.

(a)The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.
(b)The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien on Accounts Receivable and Inventory except for liens for the benefit of the Credit Facility Lender.
Section 10.3Intentionally Omitted.
Section 10.4Asset Sales.
(a)Asset Sales Generally. The Issuer will not, nor will it permit any Subsidiary to, consummate an Asset Sale, except on the following conditions: (i) no Event of Default has occurred and is continuing (including, that the Credit Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 5.9 hereof following any Asset Sale), (ii) consideration for such Asset Sale is at least equal to the fair market value of the assets sold and comprised of at least 75% cash or marketable securities, and (iii) at least 50% of the net cash proceeds after expenses received in an Asset Sale of operating assets shall be used to repay the Obligations under the Notes; provided, however, that in the event that NovaStar Mortgage LLC becomes a Credit Party and the RMBS Bonds owned by NovaStar Mortgage LLC become Collateral, then, in lieu of at least 50% of the net cash proceeds received in an Asset Sale of operating assets being used to repay the Obligations under the Notes, at least 50% of the cash profits received in an Asset Sale of operating assets shall be used to repay the Obligations under the Notes. With respect to non-cash proceeds from an Asset Sale, cash proceeds shall be deemed received when such non-cash proceeds are converted to cash, and such non-cash proceeds shall be subject to first priority liens for the benefit of the Noteholders prior to their conversion to cash.
(b)Reinvestment. With respect to any cash proceeds of an Asset Sale by any Credit Party not used to repay the Obligations under the Notes, the Credit Party shall reinvest all or any portion of such cash proceeds in assets used by or useful for the business of the Credit Parties within six (6) months following receipt of such cash proceeds; provided that if any cash proceeds have not been so reinvested within such (6) month period, an amount equal to such cash proceeds that have not been so reinvested shall be used to repay the Obligations under the Notes. The Issuer shall deliver an Asset Sale Reinvestment Notice to the Noteholders in the form attached hereto as Exhibit 6.4(b).
(c)Asset Sales Based on Redemption of RMBS Bonds. Notwithstanding the foregoing, upon a redemption or clean-up call of the RMBS Bonds, clause (a)(iii) above shall not apply, and instead: (a) upon a partial redemption or clean-up call of the RMBS Bonds the lesser of (x) cash in an amount sufficient to pay interest on the Notes for a period of twelve (12) months from the date of the partial redemption or clean-up call (with interest to be calculated based on the forward LIBOR rate as of the date of the partial redemption or clean-up call of the RMBS Bonds), or (y) the total amount received from partial redemptions or clean-up calls over the prior twelve (12) months through the date of the partial redemption or clean-up call, shall be placed in escrow for the payment of interest on the Notes; and (b) upon a complete redemption of the RMBS Bonds, cash in an amount sufficient to pay interest on the Notes for a period of twelve (12) months from the date of the redemption shall be placed in escrow for the payment of such interest (with interest to be calculated based on the forward LIBOR rate as of the date of the complete redemption of the RMBS Bonds). For avoidance of doubt, regular monthly payments on the RMBS Bonds shall not constitute a partial or complete redemption for purposes of this section.
(d)the following, without duplication, shall also be expressly permitted:
(i)(A) the sale, transfer, lease, licensing or other disposition of inventory and materials in the ordinary course of business and (B) the conversion of cash into Cash Equivalents and Cash Equivalents into cash;
(ii)sales, transfers, leases or other dispositions for which such Credit Party has received, any cash insurance proceeds or condemnation or expropriation award with respect to such property or assets to the extent Net Cash Proceeds received or awarded are reinvested;
(iii)the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties;
(iv)the sale, lease or transfer of property or assets from one Credit Party to another Credit Party; and
(v)the termination of any Hedging Agreement.

Section 10.5Transactions with Affiliates.

The Credit Parties will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate, other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, except for transactions permitted by this Agreement. For the avoidance of doubt, no transaction otherwise permitted under this Section 6.5 shall consist of a Prohibited Payment.

Section 10.6Formation of New Subsidiaries; Restrictions.

The Credit Parties will not create, form or acquire any Subsidiaries, except for Subsidiaries that are joined as Additional Credit Parties as required by the terms hereof. The Credit Parties will not sell, transfer, pledge or otherwise dispose of any Equity Interest in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Equity Interest, except in a transaction permitted by Section 6.4.
Section 10.7Corporate Changes; Material Contracts.

No Credit Party will, (a) change its fiscal year, (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Noteholders without the prior written consent of the Required Noteholders; provided that no Credit Party shall change its state of incorporation or organization or change its registered legal name, without, in each case, providing thirty (30) days prior written notice to the Noteholders and the Collateral Agent, (c) amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of its Material Contracts in any respect that could reasonably be expected to result in a Material Adverse Effect, or (d) change its accounting method (except in accordance with GAAP) in any manner materially adverse to the interests of the Noteholders without the prior written consent of the Required Noteholders.
Section 10.8Limitation on Restricted Actions.

The Credit Parties will not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Equity Interest or with respect to any other interest or participation in, or measured by, its profits, except as permitted by Section 6.9 below, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, or (d) act as a Guarantor under this Agreement, except (in respect of any of the matters referred to in clauses (a)‑(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Transaction Documents, (ii) the Credit Facility Documents, (iii) applicable law, (iv) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (v) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.
Section 10.9Restricted Payments.

The Issuer will not, nor will it permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except for the following:
(a)transfers of assets from any Subsidiary to the Issuer or any other Credit Party;
(b)issuances of additional Equity Interests;
(c)any declaration of a dividend or distribution payable to any Credit Party;
(d)repurchases, redemptions or other acquisitions of shares of stock of the Issuer made in the ordinary course of business in connection with any employment contract, benefit plan, severance agreements or other similar arrangement, with or for the benefit of any one or more employees or officers of the Credit Parties excluding the Senior Management of Issuer and its Subsidiaries and Affiliates; and
(e)any declaration of a dividend in connection with any shareholder rights plan, the issuance of rights, stock or other property under any such shareholder rights plan or the redemption or repurchase of rights pursuant thereto;
(f)regularly scheduled payments on Subordinated Debt, provided, however, that the Credit Parties shall not use the proceeds of any Specified Equity Contribution to make any payment under this clause (f);
(g)payments to holders of Allowed Class 3 general unsecured claims in the Bankruptcy Case; provided that the aggregate amount of such payments shall not exceed $1,150,000.00;
(h)any declaration of a dividend or distribution payable on any security of a Credit Party the issuance of which security is approved in advance by the Required Noteholders; and
(i)other Restricted Payments in an aggregate amount not to exceed $200,000.00 per fiscal year. For the avoidance of doubt, no such Restricted Payment otherwise permitted under this sub-part (i) shall consist of any Prohibited Payment.
Section 10.10Prohibited Payments.
The Credit Parties will not, directly or indirectly, make any Prohibited Payments.
Section 10.11Investments.

No Credit Party shall make any Investments except Permitted Investments.

ARTICLE 7

EVENTS OF DEFAULT

Section 77.2Events of Default.

An Event of Default shall exist upon the occurrence and during the continuance of any of the following specified events (each an “Event of Default”):
a.Payment.
i.The Issuer shall fail to pay any principal on any Note when due (whether at maturity, by reason of Optional Redemption pursuant to Section 2.5, acceleration or otherwise) in accordance with the terms hereof or thereof; or
ii.the Issuer shall fail to pay any interest on any Note or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof and such failure shall continue unremedied for three (3) days; or
iii.or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (ii)); or
b.Misrepresentation. Any representation or warranty made or deemed made herein or in any of the other Transaction Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or
c.Covenant Default.
i.any Credit Party shall breach or fail to comply with the Financial Covenants set forth in Sections 5.9(a) and 5.9(b) or the limit on Subordinated Debt set forth in Section 6.1(k) and such breach or failure to comply shall continue for two (2) successive fiscal quarters; provided, however, that no more than three (3) non-compliant fiscal quarters shall be permitted in any two (2) year period;
ii.any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.7(a), 5.7(b), 5.7(i), 5.7(j) or 5.16; or
iii.any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2, 5.4, 5.7(b)-(h), 5.9(c), 5.11, 5.13(b) or Article 6 hereof and such breach or failure to comply is not cured within five (5) days of its occurrence; or
iv.any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Transaction Documents or any other agreement, document or instrument among any Credit Party, the Noteholders or executed by any Credit Party in favor of the Noteholders (other than as described in Sections 7.1(a) or 7.1(c)(i),7.1(c)(ii) or 7.1(c)(iii) above), and such breach or failure to comply is not cured within thirty (30) days of the earlier to occur of (A) a Responsible Officer has actual knowledge of its occurrence or (B) any Noteholder providing notice to such Credit Party of the occurrence; or
v.the outstanding principal amount of the Credit Facility or any factoring arrangement shall at any time exceed an amount equal to 70% of Accounts Receivable and Inventory of the applicable operating businesses.
d.Indebtedness Cross-Acceleration and Cross-Default. (i) Any “Event of Default” shall occur under the terms of the Credit Facility Documents the effect of which default(s) is to accelerate the maturity of all or part of the Credit Facility prior to its expressed maturity, or (ii) (A) any Credit Party shall default in any payment of principal of or interest on any Indebtedness (other than the Obligations and Credit Facility Debt) in a principal amount outstanding of at least $500,000.00 for any Credit Party and any of their Subsidiaries in the aggregate beyond any applicable grace period (not to exceed sixty (60) days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (B) any Credit Party shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Obligations and Credit Facility Debt) in a principal amount outstanding of at least $500,000.00 in the aggregate for the Credit Parties or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise), or (C) any Credit Party shall breach or default any Hedging Agreement and such breach or default shall continue beyond any applicable grace period, if any, and r esults in an “early termination event” as defined thereunder for which such Credit Party would be obligated to make a payment with respect thereto of $500,000.00 or more; or
e.Bankruptcy Default. (i) Other than Novastar Mortgage LLC, a Credit Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, liquidation, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against a Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) a Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or
f.Judgment Default. One or more final judgments or decrees shall be entered against a Credit Party, or any of its Subsidiaries to the extent that a Credit Party is determined to be liable for such amount in a final, non-appealable judgment, involving in the aggregate a liability (to the extent not covered by insurance) of $500,000.00 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against a Credit Party that, individually or in the aggregate, could result in a Material Adverse Effect; or
g.ERISA Default. The occurrence of any of the following: (i) any Credit Party, Single Employer Plan of any Credit Party or any Commonly Controlled Entity shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan of any Credit Party or any Commonly Controlled Entity or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, (iv) any Single Employer Plan of any Credit Party or any Commonly Controlled Entity shall terminate for purposes of Title IV of ERISA other than pursuant to a standard termination under Section 4041(b) of ERISA unless such standard termination results in a liability to the Credit Party or any Commonly Controlled Entity of an amount greater than $250,000.00, (v) a Credit Party or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan and any such event, together with all then continuing events described in the foregoing sections (i) through (v) will reasonably be expected to result in a liability in excess of $250,000.00; or
h.Change of Control. There shall occur a Change of Control without the prior written consent of the Noteholders; or
i.Invalidity of Guaranty. At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or  any Credit Party shall contest the validity, enforceability, perfection or priority of the Guaranty or any Transaction Document in writing or deny in writing that it has any further liability under any Transaction Document to which it is a party; or
j.Invalidity of Transaction Documents. Any Transaction Document shall fail to be in full force and effect or to give the Noteholders the rights, powers and privileges purported to be created thereby (except in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive); or
k.Other Debt. Any other default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Debt or the subordination provisions contained therein shall cease to be in full force and effect or shall cease to give the Noteholders the rights, powers and privileges purported to be created thereby; or
l.Release of Collateral. Any security interest purported to be created by any Transaction Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Issuer or any other Credit Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Transaction Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby

Section 7.2    Acceleration; Remedies; Waiver.

Upon the occurrence of an Event of Default, the Required Noteholders may exercise any remedy available to them under the Transaction Documents, at law or in equity. Without limiting the generality of the foregoing, (a) all of the Obligations will immediately become due and payable upon the occurrence of a Bankruptcy Event of Default, and may be declared to be due and payable by the Required Noteholders in the case of any other Event of Default, and (b) each of the Noteholders may set-off against and apply to the Obligations any debt owing to, and any other funds held in any manner for the account of, any Credit Party by such Noteholder or any of its Affiliates. The rights and remedies of the Noteholders under the Transaction Documents are cumulative and not exclusive of any rights or remedies that the Noteholders would otherwise have. No single or partial exercise of any such right or remedy by the Noteholders, and no discontinuance of steps to enforce any such right or remedy, will preclude any further exercise thereof or of any other right or remedy. The acceptance by the Noteholders of any sum after the same is due, or which is less than the total amount that is due, will not constitute a waiver of the right to either require prompt payment, when due, of all other sums due in respect of the Obligations or to declare an Event of Default. Notwithstanding anything to the contrary herein, any Event of Default may be waived by the Required Noteholders.

ARTICLE 8

PROVISIONS APPLICABLE TO NOTEHOLDERS

Section 10.1Action by Noteholders.

Whenever any consent, waiver, agreement or other action of the Noteholders is required or permitted under the Transaction Documents, such action will only be effective if it is taken with the consent of the Required Noteholders; provided, that the written consent of such Noteholder will always be required to amend the Transaction Documents in order to (a) subject such Noteholder to any additional obligations; (b) postpone or delay any date fixed for any payment of any amount due to such Noteholder in respect of the Obligations; or (c) reduce the amount of any Obligations owed to such Noteholder; and further provided, that this Section may not be amended without the unanimous consent of the Noteholders.
Section 10.2Transfer of Notes.

(a)The Notes have not been registered under applicable securities laws, and may not be transferred in the absence of such registration or an exemption from such registration. If a Noteholder proposes to transfer a Note in the absence of such registration, the Issuer may request, as a condition to such transfer, an opinion of counsel to the effect that the proposed transfer may be effected without such registration, which opinion and counsel will be reasonably acceptable to the issuer.
(b)Subject to subsection (a) above, each Noteholder is entitled to transfer all or any portion of its interest in its Notes to any Person upon five (5) Business Days’ prior notice to the Issuer, which notice contains the identity and address of the proposed purchaser and the portion of the Noteholder’s interest in the Notes being transferred. Upon the effective date of any such transfer, (i) the Issuer will issue such new Notes as may be required (subject to the return to the Issuer of the Notes being transferred), which new Notes will be in form and substance substantially identical to the Notes being returned and will be for an aggregate principal amount not greater than the unpaid principal balance of the Notes being returned, (ii) such Noteholder will have no further rights or liability hereunder as to the portion transferred and (iii) each transferee will become a Noteholder and will be bound by the provisions hereof.
(c)Any Noteholder may, at any time and without complying with paragraph (b) above, transfer participating interests in its Note; provided, that: (i) such Noteholder’s obligations under this Agreement will remain unchanged; (ii) such Noteholder will remain solely responsible for the performance of such obligations; (iii) the Credit Parties will continue to deal solely and directly with such Noteholder in connection with such Noteholder’s rights and obligations under this Agreement and the other Transaction Documents; (iv) no Noteholder will grant to any participant any right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Transaction Document, except to the extent such amendment, consent or waiver requires the unanimous consent of the Noteholders; and (v) the participant will not have any rights under this Agreement or any of the other Transaction Documents, and all amounts payable by the Credit Parties under the Transaction Documents will be determined as if such Noteholder had not sold such participation, except that each such participant shall be entitled to the benefit of Section 2.8, but, with respect to Section 2.8(e), only to the extent such participant delivers the tax forms such Noteholder is required to collect pursuant to Section 2.8(e) and then only to the extent of any amount to which such Noteholder would be entitled in the absence of any such grant or participation.

ARTICLE 9

MISCELLANEOUS

Section 10.1Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 10.2Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a)Each Credit Party hereby: (i) irrevocably submits to the jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, City of New York, for the purposes of any action or proceeding arising out of or relating to any of the Transaction Documents or the subject matter thereof and brought by any Noteholder; (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action or proceeding, any claim that (A) it is not personally subject to the jurisdiction of such courts, (B) the action or proceeding is brought in an inconvenient forum or (C) the venue of the action or proceeding is improper; and (iii) agrees that, notwithstanding any right or privilege it may possess at any time, such party and its assets are subject to suit on account of the obligations assumed by it hereunder.
(b)Each Credit Party agrees that service in person or by certified or registered U.S. mail to its address set forth in Section 9.3 constitutes valid in personam service upon such Credit Party and its successors and assigns in any action or proceeding with respect to any matter as to which it has submitted to jurisdiction hereunder.
(c)Notwithstanding the foregoing, the Noteholders may at their option bring any action or other proceeding arising out of or relating to the Transaction Documents or the subject matter thereof against any Credit Party or any of its assets in the courts of any jurisdiction or place where such Credit Party or its assets may be found or where such Credit Party may be subject to personal jurisdiction, and may effect service of process as provided under any applicable law.
(d)THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS OR THE SUBJECT MATTER THEREOF AND BROUGHT BY ANY OTHER PARTY.
(e)The Credit Parties (and, in the case of paragraph (d) above, the Noteholders) acknowledge that this is a commercial transaction, that the foregoing provisions for consent to jurisdiction, service of process and waiver of jury trial have been read, understood and voluntarily agreed to by them and that by agreeing to such provisions they are waiving important legal rights. The obligations of the parties under this Section will survive any termination of this Agreement.

Section 10.3Notices.

All notices, consents, requests, demands and other communications required or permitted hereunder: (a) will be in writing; and sent (b) by electronic mail if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service, or (c) by messenger, certified or registered U.S. mail, with return receipt requested and charges prepaid as applicable, to the appropriate address(es) or number(s); and (d) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a Business Day, on the first Business Day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier. All such communications will be sent to the addresses or numbers set forth on Schedule 9.3, or to such other addresses or numbers as any party may inform the others by giving five (5) Business Days’ prior notice.
Section 10.4No Waiver; Cumulative Remedies.
No failure to exercise and no delay in exercising, on the part of any Noteholder, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Section 10.5Survival of Representations and Warranties.
All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes; provided that all such representations and warranties shall terminate on the date upon which all Obligations have been paid in full.
Section 10.6Expenses; Indemnity and Waiver of Consequential Damages.

(a)Costs and Expenses. The Credit Parties will pay, or will reimburse the Noteholders for all reasonable and documented out-of-pocket expenses, including without limitation reasonable attorney’s fees for Noteholders, reasonable fees for other professionals, and court costs incurred by the Noteholders from time to time and which arise out of or relate to (i)  any amendments, waivers or consents relating thereto and which are requested by any Credit Party or (ii) the Noteholders’ enforcement or preservation of their rights and remedies thereunder. All such amounts are due and payable on the date specified in any invoice which the Credit Parties receive with respect thereto or, in the case of amounts to be reimbursed to a Noteholder, within five (5) Business Days after such Noteholder's demand therefor. The obligations of the Credit Parties under this Section will survive any termination of this Agreement.
(b)Indemnification by Credit Parties.
(i)Each of the Credit Parties hereby agrees, jointly and severally and without limitation as to time, to indemnify each Noteholder, and each director, officer, employee, counsel, agent or representative of such Noteholder (each such Person being called an “Indemnitee”), against, and hold it and them harmless from, to the fullest extent lawful, all losses, claims, damages, liabilities, costs and expenses (including without limitation reasonable and documented attorneys’ fees and court costs) (collectively, “Losses”) incurred by it or them and arising out of or in connection with the Transaction Documents or the transactions contemplated thereby, whether or not the transactions contemplated by this Agreement are consummated and whether or not any Indemnitee is a formal party to any proceeding; provided, that the Credit Parties will not be liable to any Indemnitee for any Losses to the extent that such Losses arose from (i) the gross negligence or willful misconduct of such Indemnitee or its Affiliates or any officers, directors, employees, agents or attorneys of the foregoing, in each case to the extent such officers, directors, employees, agents or attorneys of such Indemnitee or its Affiliates were acting at the direction of such Indemnitee or its Affiliates in connection with the actions giving rise to such claim for indemnity, (ii) has resulted from the material breach of such Indemnitee’s obligations under any Transaction Document or (iii) has resulted from disputes solely among the Indemnitees at a time when no Event of Default has occurred and is continuing. All amounts owing under this Section shall be paid within thirty (30) days after written demand.
(ii)If the indemnification provided for in this Section is unavailable to, or insufficient to hold harmless, any Indemnitee in respect of any Losses, then each Credit Party will contribute to the amount paid or payable by such Person as a result of such Losses in such proportion as is appropriate to reflect the relative fault of each Credit Party, on the one hand, and such Indemnitee, on the other hand, in connection with the actions which resulted in such Losses as well as any other relevant equitable considerations. The parties agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) is entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(iii)Notwithstanding anything to the contrary contained herein, the foregoing indemnification provisions shall not relate to any Losses of any Indemnitee resulting from any Indemnitee’s direct or indirect equity ownership of any of the Credit Parties or any of their Subsidiaries.
(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Credit Parties shall assert, and each of the Credit Parties hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Note or the use of the proceeds of any sale thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.
(d)Survival. The agreements contained in this Section shall survive the termination of this Agreement and the repayment, satisfaction or discharge of the Obligations.

Section 10.7Joint and Several.

The obligations of the Credit Parties hereunder and under the other Transaction Documents are joint and several.
Section 10.8Creditor - Debtor Relationship.

The relationship between each Noteholder, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Noteholder has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Noteholders and the Credit Parties by virtue of, any Transaction Document or any transaction contemplated therein.
Section 10.9Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.
Section 10.10Amendments.

This Agreement may be amended only by a writing signed by the Credit Parties on the one hand and by the Noteholders required by Section 8.1 on the other hand, and any such amendment will be effective only to the extent specifically set forth in such writing. If any amendment or waiver of any provision of this Agreement or any other Transaction Document would (i) increase the duties or liabilities of, reduce or eliminate any right, protection, indemnity or privilege of (including as a result of an effect on the amount or priority of any fees or other amounts payable to the Collateral Agent), or adversely change the economic consequences to, the Collateral Agent, (ii) expand or restrict the Collateral Agent’s discretion or (iii) adversely affect the Collateral Agent, such amendment or waiver shall not be effective unless the Collateral Agent has consented thereto in writing.
Section 10.11Confidentiality.

Each of the Noteholders shall maintain in confidence in accordance with its customary procedures for handling confidential information, all information that the Credit Parties, or any of their authorized representatives, furnishes to Noteholders (“Confidential Information”), other than any such Confidential Information that become generally available to the public other than as a result of a breach by the Noteholders of its obligations hereunder or that is or becomes available to the Noteholders from a source other than the Credit Parties, or any of their authorized representatives, and that is not, to the actual knowledge of the recipient thereof, subject to obligations of confidentiality with respect thereto; provided, however, that the Noteholders shall in any event have the right to deliver copies of such documents, and to disclose such information to:
(a)its directors, officers, trustees, partners, employees, agents, attorneys, professional consultants, portfolio management services and rating agencies who have a need to receive such information;
(b)any other Noteholder;
(c)any Person to which such Noteholder offers to transfer any Note or any part thereof or interest therein (provided such Person agrees to keep such information confidential on the terms set forth in this Section 9.11);
(d)any federal or state regulatory authority or examiner, or any insurance regulatory industry association, regulation or having jurisdiction over Noteholders; and
(e)to any other Person to which such delivery or disclosure may be necessary or appropriate (i) in compliance with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process or information investigative demand, (iii) in connection with any litigation to which the Noteholders are a party, or (iv) in connection with the enforcement of the rights and remedies of the Noteholders under this Agreement and the other Transaction Documents at any time when an Event of Default shall have occurred and be continuing; provided, however, in the event that any Noteholder is requested or required by law, regulation, legal, judicial or regulatory proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, or similar process), Governmental Authority or by the rules of any recognized stock exchange to disclose any Confidential Information, such Noteholder will (to the extent legally permissible and reasonably practicable) notify the Issuer promptly in writing so that the Issuer may seek, at its sole expense, a protective order or other appropriate remedy or waive compliance with the terms of hereof; provided, further that each of the Noteholders agrees not to oppose any action by the Issuer to obtain such protective order or other remedy and whether or not such protective order or other remedy is obtained or the Issuer waives compliance with the terms of this Section 9.11, each Noteholder agrees that it will furnish only that portion of the Confidential Information which based on the advice of counsel is legally required to be furnished.
Notwithstanding anything to the contrary contained herein, this Section 9.11 shall survive the termination of this Agreement for up to two (2) years thereafter.
Section 10.12Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
Section 10.13Subordination of Intercompany Debt.

Each Credit Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Obligations. Notwithstanding any provision of this Agreement to the contrary, provided that no Event of Default has occurred and is continuing, Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt. In the event that any Credit Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Credit Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Noteholders or Credit Facility Lender, as applicable.
Section 10.14Intercreditor Agreement.

If requested by the Credit Facility Lender, the Noteholders shall negotiate in good faith to enter into an intercreditor agreement between the Credit Facility Lender and the Noteholders.
Section 10.15Additional Subordinated Financing Opportunities.

(a)If at any time any Credit Party desires to obtain subordinate debt financing, such Credit Party will give notice to the Noteholders of its desire to obtain such financing and its proposed terms. The Noteholders (or any of them) will then have a reasonable opportunity to present to such Credit Party the terms, if any, upon which they are willing to provide financing to such Credit Party. This Section 9.15 does not obligate the Credit Parties to consummate any such financing with the Noteholders (or any of them).
(b)Notwithstanding any contrary provision of this Section, the Credit Parties' ability to obtain any financing which is subject to this Section will remain subject to their compliance with (or the Noteholders' waiver of) the applicable provisions of this Agreement.

Section 10.16Miscellaneous.

This Agreement and the other Transaction Documents: (a) except as otherwise provided in Section 8.2, may not be assigned, pledged or otherwise transferred, whether by operation of law or otherwise, without the prior consent of the Noteholders required by Section 8.1 on the one hand and the Credit Parties on the other hand; (b) may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument; (c) contain the entire agreement of the parties with respect to the transactions contemplated hereby and thereby and supersede all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; and (d) are binding upon, and will inure to the benefit of, the parties and their respective successors and permitted assigns. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 10.17Press Releases and Related Matters.

Except as necessary in the Bankruptcy Case or as otherwise required by law, regulation, legal, judicial or regulatory proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, or similar process), Governmental Authority or by the rules of any recognized stock exchange, the Credit Parties agree that they will not issue any press releases or other similar public disclosure relating to any Noteholder or its respective Affiliates, in each case, without the prior written consent of such Noteholder (such consent not to be unreasonably withheld or delayed). The Credit Parties consent to the publication by the Noteholders of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Credit Parties.
ARTICLE 10

GUARANTY

Section 10.1The Guaranty.

In order to induce the Noteholders to enter into this Agreement and to purchase the Notes hereunder and in recognition of the direct benefits to be received by the Guarantors from the sale of Notes hereunder, each of the Guarantors hereby agrees with the Noteholders as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations. If any or all of the indebtedness becomes due and payable hereunder or under any Note, each Guarantor unconditionally promises to pay such indebtedness to the Noteholders, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Noteholders in collecting any of the Obligations. The Guaranty set forth in this Article 10 is a guaranty of timely payment and not of collection. The word “indebtedness” is used in this Article 10 in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Issuer, including specifically all Obligations, arising in connection with this Agreement or any other Transaction Document, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Issuer may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.
Notwithstanding any provision to the contrary contained herein or in any other of the Transaction Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).
Section 10.2Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Obligations of the Issuer to the Noteholders whether or not due or payable by the Issuer upon the occurrence of any Bankruptcy Event and unconditionally promises to pay such Obligations to the Noteholders, or their respective order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Issuer or a Guarantor shall make a payment or a transfer of an interest in any property to any Noteholder, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Issuer or a Guarantor, the estate of the Issuer or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
Section 10.3Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Issuer or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking of any other party, or (d) any dissolution, termination or increase, decrease or change in personnel by the Issuer, or (e) any payment made to any Noteholder on the Obligations which such Noteholder repays to the Issuer pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
Section 10.4Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Issuer, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Issuer and whether or not any other Guarantor or the Issuer is joined in any such action or actions.
Section 10.5Authorization.

Each of the Guarantors authorizes each Noteholder without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, and (b) release or substitute any one or more endorsers, Guarantors, the Issuer or other obligors.
Section 10.6Reliance.

It is not necessary for the Noteholders to inquire into the capacity or powers of the Issuer or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
Section 10.7Waiver.

(a)Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require any Noteholder to (i) proceed against the Issuer, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Issuer, any other guarantor or any other party, or (iii) pursue any other remedy in any Issuer’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Issuer, any other guarantor or any other party other than payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances), including without limitation any defense based on or arising out of the disability of the Issuer, any other guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Issuer other than payment in full of the Obligations. The Noteholders may exercise any right or remedy that any Noteholders may have against the Issuer or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full. Each of the Guarantors waives any defense arising out of any such election by any of the Noteholders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Issuer or any other party or any security.
(b)Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Issuer’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that no Noteholder shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
(c)Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of any Noteholder against the Issuer or any other guarantor of the Obligations owing to the Noteholders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Obligations shall have been paid in full. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which any Noteholder now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Obligations until such time as the Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances) shall have been paid in full.

Section 10.8Limitation on Enforcement.

The Noteholders agree that no Noteholder shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by a Noteholder appointed by the Required Noteholders, for the benefit of the Noteholders under the terms of this Agreement. The Noteholders further agree that this Guaranty may not be enforced against any director, officer, or employee of the Guarantors.
Section 10.9Confirmation of Payment.

The Noteholders will, upon request after payment of the Obligations which are the subject of this Guaranty, confirm to the Issuer, the Guarantors or any other Person that such indebtedness and obligations have been paid, subject to the provisions of Section 10.2.
ARTICLE 11

THE COLLATERAL AGENT

Section 11.1Appointment and Duties.

a.Appointment of Collateral Agent. Each Noteholder hereby appoints Wilmington Savings Fund Society, FSB (together with any successor Collateral Agent pursuant to Section 11.9) as Collateral Agent hereunder and authorizes the Collateral Agent to take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Collateral Agent under the Transaction Documents. Without limiting the generality of the foregoing, each Noteholder acknowledges that it has received a copy of the Pledge and Security Agreement, and consents to the Collateral Agent’s execution of the Pledge and Security Agreement on behalf of such Noteholder, directs and authorizes the Collateral Agent to execute the Pledge and Security Agreement, and agrees to be bound by the terms and provisions of the Pledge and Security Agreement.
b.Duties as Collateral Agent. Without limiting the generality of clause (a) above, the Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the other Noteholders), and is hereby authorized (without obligation), to (i) file and prove claims and file other documents necessary or desirable to allow the claims of the Noteholders with respect to any Obligation in any proceeding described in subsection 7.1(e) or (f) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (ii) act as collateral agent for each Noteholder for purposes of the perfection of all Liens created by the Transaction Documents and all other purposes stated therein, (iii) manage, supervise and otherwise deal with the Collateral, (iv) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Transaction Documents (provided that, subject to Section 11.3, the Collateral Agent shall take any of the foregoing actions as directed by Required Noteholders so long as the Required Noteholders shall prepare any documentation required to be filed or executed in connection with such direction), (v) except as may be otherwise specified in any Transaction Document, exercise all remedies given to the Collateral Agent and the other Noteholders with respect to the Credit Parties and/or the Collateral, whether under the Transaction Documents, applicable law or otherwise and (vi) execute any amendment, consent or waiver under the Transaction Documents on behalf of any Noteholder that has consented in writing to such amendment, consent or waiver.
c.Limited Duties. Under the Transaction Documents, the Collateral Agent (i) is acting solely on behalf of the Noteholders, with duties that are entirely administrative in nature, notwithstanding the use of the terms “agent” and “collateral agent” and similar terms in any Transaction Document to refer to Collateral Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Transaction Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Noteholder or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Transaction Document, and each Noteholder, by accepting the benefits of the Transaction Documents, hereby waives and agrees not to assert any claim against the Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 11.2Binding Effect.

Each Noteholder, by accepting the benefits of the Transaction Documents, agrees that (i) any action taken by the Collateral Agent or the Required Noteholders in accordance with the provisions of the Transaction Documents, (ii) any action taken by the Collateral Agent in reliance upon the instructions of Required Noteholders and (iii) the exercise by the Collateral Agent or the Required Noteholders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Noteholders.
Section 11.3Use of Discretion.

a.No Action without Instructions. The Collateral Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is expressly required to take or omit to take (i) under any Transaction Document or (ii) pursuant to instructions from the Required Noteholders provided in accordance with the Transaction Documents.
b.Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Collateral Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Collateral Agent receives an indemnification satisfactory to it from the Noteholders (or, to the extent applicable and acceptable to Collateral Agent, any other Person) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Collateral Agent or any Affiliate thereof or (ii) that is, in the opinion of the Collateral Agent or its counsel, contrary to any Transaction Document or applicable law. Except as herein otherwise expressly provided, the Collateral Agent shall not be under any obligation to take any action under the provisions of any Transaction Documents or any related documents, except upon the written instruction of the Required Noteholders.
c.Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the authority to enforce rights and remedies hereunder and under the other Transaction Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Collateral Agent in accordance with the Transaction Documents for the benefit of all the Noteholders; provided that the foregoing shall not prohibit (i) the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit hereunder and under the other Transaction Documents, (ii) any Noteholder from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Collateral Agent, as the case may be, hereunder and under the other Transaction Documents, then in addition to the matters set forth in clause (ii) of the preceding proviso, any Noteholder may, with the consent of the Required Noteholders, enforce any rights and remedies available to it and as authorized by the Required Noteholders.

Section 11.4Delegation of Rights and Duties.

a.The Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Transaction Document by or through any trustee, agent, employee, attorney-in-fact and any other Person (including any Noteholder) and shall not be responsible or liable for the supervision of or negligence or willful misconduct of any such Person appointed with reasonable care so long as (i) the Required Noteholders consent in writing to such Person acting in such capacity or (ii) following consultation with the Required Noteholders, such Person agrees in writing to be bound by this Agreement and the other Transaction Documents and the Noteholders are express third-party beneficiaries of the documentation evidencing such agreement. The Collateral Agent shall promptly provide the Noteholders a fully executed copy of any such agreement. Any such Person shall benefit from this Article 11 to the extent provided by the Collateral Agent.

Section 11.5Reliance and Liability.

a.The Collateral Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until it has received written notice that such Note has been assigned in accordance with Section 8.2, (ii) consult with any of its agents and, whether or not selected by it, any other advisors, legal counsel, accountants and other experts (including advisors to, and accountants and experts engaged by, any Noteholder) and (iii) conclusively rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. The Collateral Agent need not investigate any statement, warranty or representation or any fact or matter stated in any such document and may conclusively rely as to the truth of the statements and the correctness of the opinions expressed therein.
b.Neither the Collateral Agent nor its agents shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Transaction Document, and each Noteholder, the Issuer and each other Credit Party hereby waive and shall not assert (and the Issuer shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Collateral Agent or any of its agents (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing:
i.the Collateral Agent shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Noteholders or for the actions or omissions of any of its agents selected with reasonable care (other than employees, officers and directors of Collateral Agent, when acting on behalf of Collateral Agent);
ii.the Collateral Agent shall not be responsible to any Noteholder or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Transaction Document;
iii.the Collateral Agent makes no warranty or representation, and shall not be responsible, for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any agent of any Credit Party in connection with any Transaction Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or omitted to be transmitted by the Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Collateral Agent in connection with the Transaction Documents;
iv.the Collateral Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Transaction Document, whether any condition set forth in any Transaction Document is satisfied or waived, as to the financial condition of any Credit Party or any other Person as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a written notice from the Issuer or any Noteholder describing such Default or Event of Default clearly labeled “notice of default” (in which case the Collateral Agent shall promptly give notice of such receipt to all Noteholders);
v.no provision of this Agreement or any other Transaction Document shall require the Collateral Agent to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it;
vi.the Collateral Agent shall not be liable for any error of judgment made in good faith by it unless it shall be conclusively determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review, that the Collateral Agent was grossly negligent in ascertaining the pertinent facts;
vii.every provision of this Agreement or any other Transaction Document relating to the conduct or affecting the liability of or affording protection to the Collateral Agent shall be subject to the provisions of this Article 11;
viii.as to any fact or matter the manner of ascertainment of which is not specifically described herein, the Collateral Agent shall be entitled to receive and may for all purposes hereof conclusively rely on a certificate, signed by an officer of any duly authorized Person, as to such fact or matter, and such certificate shall constitute full protection to the Collateral Agent for any action taken or omitted to be taken by it in good faith in reliance thereon;
ix.the Collateral Agent shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers;
x.the Collateral Agent may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to any Transaction Document or any related document shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it under any Transaction Document or under any related document in good faith and in accordance with the advice or opinion of such counsel;
xi.the Collateral Agent shall not be bound to make any investigation into (1) the performance or observance by any Person of any of the covenants, agreements or other terms or conditions set forth in the Transaction Documents or in any related document, (2) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of any Transaction Document, any related document or any other agreement, instrument or document or (3) the value or the sufficiency of any Collateral;
xii.in no event shall the Collateral Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action;
xiii.the rights, privileges, protections, immunities and benefits given to the Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by the Collateral Agent in each document related hereto to which it is a party;
xiv.the Collateral Agent shall not have any duty or responsibility in respect of (i) any recording, filing, or depositing of any Transaction Document or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or to any re-recording, re-filing or re-depositing of any thereof, or otherwise monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (ii) the acquisition or maintenance of any insurance or (iii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral;
xv.the right of the Collateral Agent to perform any discretionary act enumerated in any Transaction Document or any related document shall not be construed as a duty;
xvi.the Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by any Transaction Document or any related document or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of any of the Noteholders pursuant to the provisions of any Transaction Document or any related document, unless such Noteholders shall have offered to the Collateral Agent security, indemnity or prefunding satisfactory to the Collateral Agent, in its sole discretion, against the losses, costs, expenses (including attorneys’ fees and expenses) and liabilities that might be incurred by the Collateral Agent in compliance with such request, order or direction;
xvii.if the Collateral Agent requests instructions from the Noteholders with respect to any action or omission in connection with any Transaction Document or any related document, the Collateral Agent shall be entitled (without incurring any liability therefor) to refrain from taking such action and continue to refrain from acting unless and until the Collateral Agent shall have received written instructions from the Noteholders, as applicable, with respect to such request;
xviii.in order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent, and accordingly, each of the parties agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with applicable law;
xix.in no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations under the Transaction Documents or any related documents because of circumstances beyond the Collateral Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by the Transaction Documents or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Collateral Agent’s control whether or not of the same class or kind as specified above;
xx.the Collateral Agent shall not be liable for failing to comply with its obligations under the Transaction Documents or any related documents insofar as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other Person which are not received or not received by the time required;
xxi.the Collateral Agent shall not be required to take any action under the Transaction Documents or any related document if taking such action (A) would subject the Collateral Agent to a tax on a residency or similar basis in any jurisdiction where it is not then subject to such a tax, or (B) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified; and
xxii.notwithstanding anything to the contrary contained herein or in any related document, any corporation into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation succeeding to the business of the Collateral Agent shall be the successor of the Collateral Agent hereunder without the execution or filing of any paper with any Person or any further act on the part of any Person.
For each of the rights, protections and immunities set forth in this Article 11, each Noteholder and the Issuer hereby waives and agrees not to assert (and the Issuer shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against the Collateral Agent based thereon.
Section 11.6Collateral Agent Individually.

The Collateral Agent and its agents may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Note Party or Affiliate thereof as though it were not acting as Collateral Agent and may receive separate fees and other payments therefor. To the extent Collateral Agent or any of its agents holds a Note or otherwise becomes a Noteholder hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Noteholder and the terms “Noteholder”, “Required Noteholder” and any similar terms shall, except where otherwise expressly provided in any Note Document, include, without limitation, Collateral Agent or such Affiliate, as the case may be, in its individual capacity as Noteholder or as one of the Required Noteholders.
Section 11.7Noteholder Credit Decision.

Each Noteholder acknowledges that it shall, independently and without reliance upon the Collateral Agent, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Transaction Document or with respect to any transaction contemplated in any Transaction Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Transaction Document to be transmitted by the Collateral Agent to the Noteholders, the Collateral Agent shall not have any duty or responsibility to provide any Noteholder with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of the Collateral Agent or any of its agents.
Section 11.8Expenses; Indemnities.

a.Each of the Credit Parties, jointly and severally, shall pay to the Collateral Agent from time to time such compensation for its services as agreed to writing from time to time. Each of the Credit Parties, jointly and severally, shall reimburse the Collateral Agent and each of its agents promptly for any costs and expenses that may be incurred by Collateral Agent or any of its agents in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Transaction Document. Such expenses shall include the compensation and expenses, disbursements and advances of the Collateral Agent’s agents, counsel, accountants and experts, including, for the avoidance of doubt, any compensation, expenses, disbursements, and advances incurred or owed by the Collateral Agent pursuant to any demand for indemnity made by a depository bank under any account control agreement entered into by the Collateral Agent in connection with its duties under this Agreement.
b.Each of the Credit Parties, jointly and severally, shall indemnify the Collateral Agent and each of its agents from and against liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Noteholder) that may be imposed on, incurred by or asserted against the Collateral Agent or any of its agents in any matter relating to or arising out of, in connection with or as a result of any Transaction Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Collateral Agent or any of its agents under or with respect to any of the foregoing; provided, however, that no Credit Party shall be liable to the Collateral Agent or any of its agents to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Collateral Agent or, as the case may be, such agent, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
c.Each Noteholder agrees to reimburse the Collateral Agent and each of its agents (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by the Collateral Agent or any of its agents in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Transaction Document.
d.Each Noteholder further agrees to indemnify the Collateral Agent and each of its agents (to the extent not reimbursed by any Credit Party), severally and ratably, from and against liabilities that may be imposed on, incurred by or asserted against the Collateral Agent or any of its agents in any matter relating to or arising out of, in connection with or as a result of any Transaction Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Collateral Agent or any of its agents under or with respect to any of the foregoing; provided, however, that no Noteholder shall be liable to the Collateral Agent or any of its agents to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Collateral Agent or, as the case may be, such agent, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
e.To the extent required by any applicable law, the Collateral Agent may withhold from any payment to any Noteholder under any Transaction Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Collateral Agent did not properly withhold tax from amounts paid to or for the account of any Noteholder (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Noteholder failed to notify the Collateral Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or the Collateral Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Noteholder shall promptly indemnify the Collateral Agent fully for all amounts paid, directly or indirectly, by Collateral Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by the Collateral Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. The Collateral Agent may offset against any payment to any Noteholder under any Transaction Document, any applicable withholding tax that was required to be withheld from any prior payment to such Noteholder but which was not so withheld, as well as any other amounts for which the Collateral Agent is entitled to indemnification from such Noteholder under this Section 11.8(e).
f.The payment obligations of the Credit Parties and the Noteholders pursuant to this Section 11.8 shall survive the termination of this Agreement and any other Transaction Documents and/or resignation or removal of the Collateral Agent.
g.When the Collateral Agent incurs expenses or renders services in connection with a bankruptcy default, such expenses (including the fees and expenses of its counsel) and the compensation for such services are intended to constitute expenses of administration under any bankruptcy law or any law relating to creditors’ rights generally.

Section 11.9Resignation of Collateral Agent.

a.The Collateral Agent may resign at any time by delivering notice of such resignation to the Noteholders and the Issuer, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If the Collateral Agent delivers any such notice, the Required Noteholders shall have the right to appoint a successor

Collateral Agent. If, within thirty (30) days after the retiring Collateral Agent having given notice of resignation, no successor Collateral Agent has been appointed by the Required Noteholders that has accepted such appointment, then the retiring Collateral Agent may, on behalf of the Noteholders, at the expense of the Noteholders, petition a court of competent jurisdiction to appoint a successor Collateral Agent. Each appointment under this clause (a) shall be subject to the prior consent of the Issuer, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.
b.Effective immediately upon its resignation, (i) the retiring Collateral Agent shall be discharged from its duties and obligations under the Transaction Documents, (ii) the Noteholders shall assume and perform all of the duties of Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (iii) the retiring Collateral Agent and its agents shall no longer have the benefit of any provision of any Transaction Document other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Transaction Documents and (iv) subject to its rights under Article 11, the retiring Collateral Agent shall take such action as may be reasonably requested by the Required Noteholders to assign to the successor Collateral Agent its rights as Collateral Agent under the Transaction Documents. Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Transaction Documents.

Section 11.10Release of Collateral or Guarantors.
Each Noteholder hereby consents to the release and hereby directs the Collateral Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following: (a) any Guarantor from its guaranty of any Obligation if all of the stock of such Subsidiary owned by any Credit Party is sold or transferred in a transaction permitted under the Transaction Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guarantee the Obligation pursuant to Article 10; and (b) any Lien held by the Collateral Agent for the benefit of the Noteholders against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Transaction Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to the Transaction Documents after giving effect to such transaction have been granted, and (ii) all of the Collateral and all Credit Parties, upon (A) payment and satisfaction in full of all Obligations under the Transaction Documents, that Collateral Agent has theretofore been notified in writing by the holder of such Obligation, and (B) receipt by the Collateral Agent and the Noteholders of liability releases from the Credit Parties each in form and substance acceptable to the Collateral Agent. Each Noteholder hereby directs the Collateral Agent, and Collateral Agent hereby agrees, upon receipt of reasonable advance notice from the Issuer, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 11.10. Prior to taking any action pursuant to this Section 11.10, the Collateral Agent shall be entitled to a certificate of a Responsible Offer of each Guarantor that such release is authorized and permitted by the Transaction Documents and all conditions precedent to such release have been satisfied.
Section 11.11Additional Noteholders.

The benefit of the provisions of the Transaction Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Noteholder that is not a Noteholder party hereto as long as, by accepting such benefits, such Noteholder agrees, as among the Collateral Agent and all other Noteholders, that such Noteholder is bound by (and, if requested by the Collateral Agent, shall confirm such agreement in a writing in form and substance acceptable to the Collateral Agent) this Article 11, Section 9.1, Section 9.16, and the decisions and actions of the Collateral Agent and the Required Noteholders to the same extent a Noteholder is bound; provided, however, that, notwithstanding the foregoing, (a) such Noteholder shall be bound by Section 11.8 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Noteholder, in which case the obligations of such Noteholder thereunder shall not be limited by any concept of pro rata share or similar concept, and (b) except as otherwise set forth herein, such Noteholder shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Transaction Document.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

ISSUER:	NOVATION COMPANIES, INC., a Maryland corporation
By:    /s/ Rodney E. Schwatken
Name: Rodney E. Schwatken
Title: Chief Executive Officer

GUARANTORS:	NOVATION HOLDING, INC., a Delaware corporation
By:    /s/ Rodney E. Schwatken
Name: Rodney E. Schwatken
Title: President
HEALTHCARE STAFFING, INC., a Georgia corporation
By:    /s/ Rodney E. Schwatken
Name: Rodney E. Schwatken
Title: Vice President, Secretary & Treasurer
NOTEHOLDERS:    TABERNA PREFERRED FUNDING I, LTD.
By: TP Management LLC, as attorney-in-fact for Taberna Capital Management, LLC, its Collateral Manager
By:    /s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President
TABERNA PREFERRED FUNDING II, LTD.

By: TP Management LLC, as attorney-in-fact for Taberna Capital Management, LLC, its Collateral Manager
By:    /s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President
KODIAK CDO I, LTD.
By: EJF CDO Manager LLC, its Collateral Manager
By: EJF Investments Manager LLC, its Managing Member
By:    /s/ Neal Wilson
Name: Neal Wilson

COLLATERAL AGENT:	Wilmington Savings fund society, FSB
By:    /s/ Geoffrey J. Lewis
Name: Geoffrey J. Lewis
Title: Vice President

Schedule 1.1(a)
Mortgage Backed Bonds	CUSIP	Certificate Number	Safekeeping Location
Performing:
NMFT 2002-3 AIO	66987XBZ7	Not applicable	US Bank 2531
NMFT 2003-1 AIO	66987XCJ2	Not applicable	US Bank 2531
NMFT 2003-2 CT	66987XHP3	CT-2	Physical - Novation
NMFT 2003-2 O	66987XCN3	O-7	Physical - Novation
NMFT 2003-2 O	66987XCN3	O-8	Physical - Novation
NMFT 2003-3 CT	66987XHR9	Unknown	Physical - Lost - Replacement Requested
NMFT 2003-3 O	66987XDD4	Unknown	Physical - Incorrectly Registered - Replacement Requested f
NMFT 2003-4 O	66987XDT9	9	Physical - Novation
NMFT 2003-4 O	66987XDT9	10	Physical - Novation
Non-performing:
NMFT 2002-3 P	66987XCA1	Not applicable	US Bank 2531
NMFT 2002-3 B	66987XCB9	Not applicable	US Bank 2531
NMFT 2003-1 O	Not applicable	O-4	Physical - Novation
NMFT 2003-1 P	66987XCK9	Not applicable	US Bank 2531
NMFT 2003-2 CR	66987XHQ1	CR-2	Physical - Novation
NMFT 2003-2 P	66987XCL7	Not applicable	US Bank 2531
NMFT 2003-3 CR	66987XHS7	CR-4	Physical - Novation
NMFT 2003-3 P	66987XDA0	Not Applicable	US Bank 2531
NMFT 2004-1 CR	66987XHW8	CR-4	Physical - Novation
NMFT 2004-1 CT	66987XHV0	CT-3	Physical - Novation
NMFT 2004-1 P	66987XEK7	Not applicable	US Bank 2531
NMFT 2004-2 CR	66987XHY4	CR-3	Physical - Novation
NMFT 2004-2 CT	66987XHX6	CT-3	Physical - Novation
NMFT 2004-2 O	66987XFE0	O-1-10	Physical - Novation
NMFT 2004-2 O	66987XFE0	O-1-11	Physical - Novation
NMFT 2004-2 P	66987XFB6	Not applicable	US Bank 2531
NMFT 2004-3 C	66987WBM8	C-7	Physical - Novation
NMFT 2004-4 C	66987WCE5	C-1-7	Physical - Novation
NMFT 2005-1 C	66987XGR0	C-14	Physical - Novation
NMFT 2005-2 C	66987WCZ8	5	Physical - Novation
NMFT 2005-3 CT	66987XHZ1	CT-2	Physical - Novation
NMFT 2005-3 M11 DSI	66987XHM0	M-11 DSI 2	Physical - Novation
NMFT 2005-3 M12 DSI	66987XHN8	M-12 DSI 2	Physical - Novation
NMFT 2005-4 CR	66987XJC0	CR-4	Physical - Novation
NMFT 2006 MTA1	66988UAR1	C-2	Physical - Novation
NMFT 2006-1	Not applicable	1	Physical - Novation
NMFT 2006-1 C	669884AT5	C	Physical - Novation
NMFT 2006-1 MTA1	Not applicable	2	Physical - Novation
NMFT 2006-2 CA	66988VAR9	CA-3	Physical - Novation
NMFT 2006-3 CA	66988WAT3	CA-3	Physical - Novation
NMFT 2006-4 CA	66988XAQ7	CA-3	Physical - Novation
NMFT 2006-5 CA	66988YBB7	CA-2	Physical - Novation
NMFT 2006-6 CA	66988RBF3	CA-3	Physical - Novation
NMFT 2007-1 CA	669971BM4	3	Physical - Novation
NMFT 2007-1 CB	669971BN2	3	Physical - Novation

Schedule 1.1(b)

Liens in connection with Master Lease and Financing Agreement, dated as of October 30, 2015, between Healthcare Staffing, Inc. (“HCS”) and Hewlett-Packard Financial Services Company.

Schedule 2.1

Kodiak CDO I, Ltd.: $30,937,500.00

Taberna Preferred Funding I, Ltd.: $27,500,000.00

Taberna Preferred Funding II, Ltd.: $27,500,000.00

Total Refinanced Indebtedness: $85,937,500.00

Schedule 3.1

See below for exceptions to the preparation of the financial statements of HCS in accordance with GAAP:

1.
Butler America, LLC, the prior owner of HCS, had a line of credit with the Private Bank through January 3, 2017 (the “Private Bank LOC”). The full amount outstanding related to the Private Bank LOC was repaid to the Private Bank on January 3, 2017. The Private Bank LOC was terminated on January 3, 2017.

i.	The portion of the Private Bank LOC that related to HCS accounts receivable was not reflected on the HCS balance sheet.

ii.	The interest related to the Private Bank LOC was not charged to the HCS income statement.

2.	The HCS financial statements do not contain goodwill, intangible assets, or footnotes or supplemental notes.

3.	The HCS financial statements do not reflect any year-end audit adjustments.

Schedule 3.2

See disclosure regarding HCS payroll tax matters set forth on Schedule 3.14.

Schedule 3.3

Credit Party	State of Organization	Qualified to do Business
Novation Companies, Inc.	Maryland	Missouri
Novation Holding, Inc.	Delaware
Healthcare Staffing, Inc.	Georgia

The Issuer has not filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended March 30, 2017.
See disclosure regarding HCS payroll tax matters set forth on Schedule 3.14.

Schedule 3.6
The Company has received indemnification and loan repurchase demands with respect to alleged violations of representations and warranties and with respect to other alleged misrepresentations and contractual commitments made in loan sale and securitization agreements. These demands have been received substantially beginning in 2006 and have continued into recent years.
On May 21, 2008, a purported class action case was filed in the Supreme Court of the State of New York, New York County, by the New Jersey Carpenters' Health Fund, on behalf of itself and all others similarly situated. Defendants in the case included NovaStar Mortgage Funding Corporation (“NMFC”) and NovaStar Mortgage, Inc. ("NMI"), wholly-owned subsidiaries of the Company, and NMFC's individual directors, several securitization trusts sponsored by the Company (“affiliated defendants”) and several unaffiliated investment banks and credit rating agencies.
On June 20, 2011, the National Credit Union Administration Board, as liquidating agent of U.S. Central Federal Credit Union, filed an action against NMFC and numerous other defendants in the United States District Court for the District of Kansas, claiming that the defendants issued or underwrote residential mortgage-backed securities pursuant to allegedly false or misleading registration statements, prospectuses, and/or prospectus supplements.
On February 28, 2013 the Federal Housing Finance Agency, as conservator for the Federal Home Loan Mortgage Corporation (Freddie Mac) and on behalf of the Trustee of the NovaStar Mortgage Funding Trust, Series 2007-1 (the “Trust”), a securitization trust in which the Company retains a residual interest, filed a summons with notice in the Supreme Court of the State of New York, County of New York against the Company and NMI. The notice provides that this is a breach of contract action with respect to unspecified mortgage loans and defendant's failure to repurchase such loans under the applicable agreements. Plaintiff alleges that defendants, from the closing date of the transaction that created the Trust, were aware of the breach of the representations and warranties made and failed to notice and cure such breaches, and due to the failure of defendants to cure any breach, notice to defendants would have been futile. On August 19, 2013, Deutsche Bank National Trust Company, as Trustee, filed a complaint identifying alleged breaches of representations and warranties with respect to seven loans that were included in the earlier list of 43 loans.
See disclosure regarding HCS payroll tax matters set forth on Schedule 3.14.

Schedule 3.11

Subsidiary	Number of Shares	Class of Equity Interest	Percentage of Outstanding Shares Owned by Credit Parties
Novation Holding, Inc.	10	Common	100%
Healthcare Staffing, Inc.	10,000	Common	100%

Excluded Subsidiaries:

•	2114 Central, LLC

•	NovaStar CDO Holdings, Inc.

•	NovaStar Mortgage, LLC

•	NovaStar REMIC Financing Corporation

•	NovaStar Mortgage Funding Corporation

Schedule 3.14

HCS was late in processing payroll tax remittances to the Internal Revenue Service and the State of Georgia in the second, third and fourth quarters of 2016 and for a portion of the first quarter of 2017. Penalties and interest have been assessed for all periods. All penalties, interest and the taxes and withholdings for the first quarter of 2017 remain unpaid.
The payroll taxes and associated penalties, interest and withholdings described above are being addressed as described in the Closing Agreement, dated as of the date hereof, by and among the Issuer, Novation Holding, Inc., HCS and Butler America, LLC.

Schedule 3.15

None.

Schedule 3.18

None.

Schedule 3.20

1.	Master Agreement 1001645 for Products and Professional Services, dated as of January 21, 2016, between TierPoint, LLC (formerly CoSentry.net, LLC) and the Issuer.

2.	Master Lease and Financing Agreement, dated as of October 30, 2015, between HCS and Hewlett-Packard Financial Services Company.

3.	Master Subscription Agreement, dated as of October 6, 2015, between HCS and Workday, Inc.

4.	Healthcare Staffing Agreement 2016, dated as of January 1, 2017, between HCS and Highland Rivers Community Service Board, d/b/a Highland Rivers Health.

5.	Healthcare Staffing Agreement, dated as of June 29, 2016, between HCS and Community Service Board of Middle Georgia.

6.	Healthcare Staffing Agreement, dated as of July 13, 2016, between HCS and Gateway Behavioral Health Services.

7.	Healthcare Staffing Agreement, dated as of September 30, 2015, between HCS and Cobb Douglas CSB.

8.
Cobb Douglas CSB Single Case Agreement (Avenue-Acute Unit, Boulevard-OBS Unit, and Main Street-Crisis Receiving Center), dated as of September 14, 2015, between HCS and Cobb Douglas CSB - Acute Unit, OBS Unit, and Crisis Receiving Center.

9.	Healthcare Staffing Agreement, dated as of July 1, 2016, between HCS and McIntosh Trail, CSB.

10.	Healthcare Staffing Agreement, dated as of March 16, 2016, between HCS and Clayton Center.

11.	Healthcare Staffing Agreement, dated as of April 22, 2011, between HCS and Albany Area CSB (contract expired but continue to service customer on a month-to-month basis while pursuing renewal).

12.	State of Georgia Department of Behavioral Health and Developmental Disabilities Contract, dated as of November 4, 2015, between HCS and Department of Behavioral Health and Developmental Disabilities.

13.	Healthcare Staffing Agreement, dated as of October 19, 2015, between HCS and Phoenix Center Community Service Board.

14.	WellStar Health System Staffing Agreement Per Diem & Local Contract, dated as of June 27, 2008, between HCS and WellStar Health System, Inc.

15.	Pathways Center, CSB Staffing Agreement, dated as of June 7, 2016, between HCS and Pathways Center.

16.	View Point Health, CSB Staffing Agreement for 12 month Contracts, dated as of March 17, 2016, between HCS and View Point Health.

17.	Healthcare Staffing Agreement, dated as of August 23, 2016, between HCS and Gilmore Center.

18.	Healthcare Staffing Agreement, dated as of August 10, 2016, between HCS and A.W. Holdings, LLC.

19.	Healthcare Staffing Agreement, dated as of October 19, 2016, between HCS and Ogeechee Behavioral Health.

20.	Healthcare Staffing Agreement, dated as of October 11, 2016, between HCS and Middle Flint Behavioral Healthcare.

21.	Staffing Agreement, dated as of March 5, 2014, between HCS and Jewish Family & Career Services of Atlanta.

22.	Master Agreement for Temporary Staffing Services, dated as of September 1, 2015, between HCS and Kaiser Foundation Health Plan of Georgia, Inc.

23.	Temporary Services Agreement Direct Patient Care Services, dated as of December 1, 2015, between HCS and Northside Hospital, Inc.

24.	Staffing Agreement, dated as of June 29, 2015, between HCS and Ridgeview Institute, Inc.

25.	Staffing Agreement, dated as of August 16, 2016, between HCS and Sarah Adult Day Services.

26.	Healthcare Outsourced Staffing Agreement, dated as of September 9, 2016, between HCS and Mount Eagle Wings.

27.	Staffing Agreement, dated as of April 25, 2016, between HCS and Gentility Care.

28.	Staffing Agreement, dated as of August 8, 2016, between HCS and Dekalb Preparatory Academy.

Schedule 6.1(c)

1.	Indebtedness of HCS under Master Lease and Financing Agreement, dated as of October 30, 2015, between HCS and Hewlett-Packard Financial Services Company.

Schedule 9.2

Issuer:

Novation Companies, Inc.
500 Grand Boulevard
Suite 201B
Kansas City, MO 64108
816.237.7000

Noteholders:

Kodiak CDO I, Ltd.
EJF Investments Manager LLC
c/o EJF Capital LLC
2107 Wilson Boulevard, Suite 410
Arlington, VA 22201
Attn: William Generous

Taberna Preferrred Funding I, Ltd.             Taberna Preferrred Funding II, Ltd.
c/o TP Management LLC                c/o TP Management LLC
c/o Fortress Investment Group            c/o Fortress Investment Group
1345 Avenue of the Americas, 46th Floor        1345 Avenue of the Americas, 46th Floor
New York, New York 10105            New York, New York 10105
Attention: General Counsel - Credit Funds        Attention General Counsel - Credit Funds
Facsimile: 917-639-9672                Facsimile: 917-639-9672
Email: gc.credit@fortress.com            Email: gc.credit@fortress.com

with a copy to:                    with a copy to:

Morgan McClure                    Morgan McClure
3290 Northside Parkway NW, Suite 350        3290 Northside Parkway NW, Suite 350
Atlanta, Georgia 30327                Atlanta, Georgia 30327
Facsimile: 404-264-4770                Facsimile: 404-264-4770

EXHIBIT 1.1(a)

[FORM OF]
JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [__________, ____], is made by [_____________________, a ______________________] (the “Subsidiary Guarantor”) and Novation Companies, Inc., a Maryland corporation (the “Issuer”), in favor of the Noteholders (the “Noteholders”) party to that certain Senior Secured Note Purchase Agreement, dated as of [____], 2017 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Note Purchase Agreement”), by and among the Issuer, the Guarantors, and the Noteholders. Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Note Purchase Agreement.

The Subsidiary Guarantor is an Additional Credit Party, and, consequently, the Credit Parties are required by Section 5.10 of the Note Purchase Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.

Accordingly, the Subsidiary Guarantor and the Issuer hereby agree as follows with the Noteholders:

1.    The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Note Purchase Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Note Purchase Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the applicable Transaction Documents, including, without limitation all of the affirmative and negative covenants set forth in Articles 5 and 6 of the Note Purchase Agreement. Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Obligations in accordance with Article 10 of the Note Purchase Agreement.

2.    The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Note Purchase Agreement and the schedules and exhibits thereto and each of the Transaction Documents and the schedules and exhibits thereto. The Subsidiary Guarantor hereby represents and warrants that, except for those representations and warranties required to be made as of a certain date, each of the representations and warranties set forth in Article 3 of the Note Purchase Agreement are true and correct as of the date hereof with respect to such Subsidiary Guarantor subject to the disclosures set forth on Schedule A hereto.

3.    The information on Schedule B to this Agreement is true and correct as of the date hereof.

4.    The Issuer confirms that the Note Purchase Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Obligations,” as used in the Note Purchase Agreement, shall include all obligations of the Subsidiary Guarantor under the Note Purchase Agreement and under each other Transaction Document.

5.    Each of the Issuer and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Noteholders, it will execute and deliver such further documents and do such further acts as the Noteholders may reasonably request in accordance with the terms and conditions of the Note Purchase Agreement in order to effect the purposes of this Agreement.

6.    This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

7.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Issuer and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Noteholders have caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:        [SUBSIDIARY GUARANTOR]

By:
Name:
Title:

ISSUER:                    NOVATION COMPANIES, Inc.,
a Maryland corporation

By:
Name:
Title:

Acknowledged, accepted and agreed:

TABERNA PREFERRED FUNDING I, LTD.    KODIAK CDO I, LTD.

By: TP Management LLC, as attorney-in-fact     By: EJF CDO Manager LLC, its
for Taberna Capital Management, LLC, its         Collateral Manager
Collateral Manager            By: EJF Investments Manager LLC, its
Managing Member
By:
Name:                            By:
Title:                            Name:
Title:

TABERNA PREFERRED FUNDING I, LTD.

By: TP Management LLC, as attorney-in-fact
for Taberna Capital Management, LLC, its
Collateral Manager

By:
Name:
Title:

Schedule A

Schedules to Note Purchase Agreement and Security Documents

[TO BE UPDATED BY ISSUER]

Schedule B

Disclosure Information

Legal Name of Credit Party (and any previous legal names within the past four months):
State of Organization:
Jurisdictions of Organization:
Type of Organization:
Address of Chief Executive Office:
Address of Principal Place of Business:
Business Phone Number:
Organizational Identification Number:[1]
Federal Tax Identification Number:
Ownership Information (e.g. publicly held, if private or partnership-identity of owners/partners):

[TO BE COMPLETED BY ISSUER/SUBSIDIARY GUARANTOR]

1 This item does not apply to a Credit Party organized under the laws of Alabama, Indiana, Massachusetts, Nebraska, New Hampshire, New Mexico, New York, Oklahoma, South Carolina, Vermont or West Virginia.

EXHIBIT 1.1(b)
[FORM OF]
NOTE

THE OFFER AND SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THIS NOTE MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

SENIOR SECURED PROMISSORY NOTE

$[ ]    [City/State of Issuer]
_________, 2017

FOR VALUE RECEIVED, the undersigned, NOVATION COMPANIES, INC., a Maryland corporation (the "Maker"), hereby promises to pay to the order of [Noteholder], a [jurisdiction and entity], its successors and assigns (collectively, the "Holder"), the principal sum of [AMOUNT] U.S. DOLLARS ($[#########]), together with interest on the outstanding balance hereof at the rate specified herein.

1.    This Senior Secured Promissory Note (this "Note") is one of the Notes referred to in, and is entitled to the benefits of, the Senior Secured Note Purchase Agreement dated as of even date herewith among the Holder, the Maker and certain other parties (as the same may be amended, the "Note Purchase Agreement"). The Note Purchase Agreement contains provisions, among others, for the acceleration of the maturity hereof in certain circumstances. All capitalized terms used herein and not otherwise defined will have the meanings assigned to such terms in the Note Purchase Agreement.

2.    The unpaid principal balance hereof will bear interest at the variable rate of LIBOR + 350 basis points per annum (the “Applicable Rate”), based on a year of 360 days and actual days elapsed. Accrued interest on the unpaid principal balance hereof will be due and payable in arrears on October 1, 2017, and on the first day of each January, April, July and October thereafter (each an "Interest Payment Date") and on the Maturity Date (defined below).

3.    The unpaid principal balance hereof, all accrued and unpaid interest due hereunder and any other amounts due from the Maker to the Holder hereunder will be due and payable on the date (the "Maturity Date") which is the earliest to occur of (a) the date when the payment of this Note has been accelerated pursuant to Section 7.2 of the Note Purchase Agreement, (b) upon the date of redemption set forth in a Redemption Notice pursuant to Section 2.5 of the Note Purchase Agreement (to the extent of the principal amount to be redeemed), or (c) March 30, 2033.

4.    If any payment of principal or interest is not paid on the date when due, and upon the occurrence and during the continuance of any financial covenant, voluntary or involuntary Bankruptcy Event of Default, then any overdue payment and the entire principal amount hereof will bear interest at the rate of 3.0% per annum plus the Applicable Rate and will be payable on demand until such default is cured (if capable of cure) or until all amounts due hereunder are paid in full, which interest is payable upon demand. If any amount due under this Note is not paid when due, the Maker will pay reasonable attorneys' fees and other reasonable costs of collection in accordance with Section 9.5(a) of the Note Purchase Agreement.

5.    Payments hereunder will be made in accordance with Section 2.4 of the Note Purchase Agreement. Subject to the provisions of the next sentence, the Maker may redeem this Note in whole or in part at any time. Any redemption of the Note will be at a redemption price equal to 101% of the principal amount of Notes redeemed plus accrued and unpaid interest thereon, if any, to the redemption date. Any partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $100,000.

6.    The Maker hereby: (a) waives presentment for payment, demand, notice of protest and all other notices (not expressly provided for in this Note or the Note Purchase Agreement) in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note; (b) agrees that its liability is unconditional without regard to the liability of any other party and will not be affected in any manner by any indulgence, extensions of time, renewal, waiver or modification granted or consented to by the Holder at any time; (c) consents to any and all indulgences, extensions of time, renewals, waivers or modifications granted or consented to by the Holder at any time; and (d) agrees that additional makers, endorsers, guarantors or sureties may become parties to this Note or the Note Purchase Agreement without notice to it and without affecting its liability under this Note.

7.    This Note: (a) may be amended only by a writing signed by the Maker and the Holder; (b) may not be assigned or otherwise transferred, whether by operation of law or otherwise, (i) by the Maker without the prior consent of the Holder or (ii) by the Holder, except as permitted under Section 8.2 of the Note Purchase Agreement; (c) is governed by, and will be construed and enforced in accordance with, the laws of the State of New York without regard to conflict of law rules (other than Section 5-1401 of the New York General Obligations Law); and (d) is binding upon the Maker and its successors and permitted assigns, and will inure to the benefit of the Holder and its successors and permitted assigns.

NOVATION COMPANIES, INC.

By:
Title:

EXHIBIT 1.1(c)

[FORM OF]
PERMITTED ACQUISITION CERTIFICATE

TO:        The Investors under the Note Purchase Agreement (as defined below)

RE:
Senior Secured Note Purchase Agreement, dated as of [____], 2017, by and among Novation Companies, Inc., a Maryland corporation (the “Issuer”), the Guarantors, the Collateral Agent, and the Noteholders party thereto (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Note Purchase Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Purchase Agreement)

DATE:        [Date]

[Insert applicable Credit Party] intends to acquire (the “Acquisition”) [_____] (the “Target”) or certain assets thereof as specified below. The undersigned officer of the Issuer, hereby certifies that:

(a)    The Acquisition is of [check applicable box]:

All or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person that is incorporated, formed or organized in the United States that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 of the Note Purchase Agreement.

A Person that is incorporated, formed or organized in the United States by a merger, amalgamation or consolidation or any other combination with such Person that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 of the Note Purchase Agreement.

Any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 of the Note Purchase Agreement.

(b)    No Default or Event of Default exists or would exist after giving effect to the Acquisition.

(c)    After giving effect to the Acquisition on a Pro Forma Basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 of the Note Purchase Agreement, as demonstrated by the financial covenant calculations set forth on Schedule A attached hereto.

(d)    The Credit Parties [have complied/shall comply] with Section 5.10 of the Note Purchase Agreement, to the extent required to do so thereby.

(e)    Attached hereto as Schedule B is a description of the material terms of the Acquisition (including a description of the business and the form of consideration).

(f)    Attached hereto as Schedule C are the [audited financial statements] [management-prepared financial statements] of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date.

(g)    Attached hereto as Schedule D are the Consolidated projected income statements of the Issuer and its Subsidiaries (giving effect to the Acquisition).

(h)    Attached hereto as Schedule E are the quality of earnings report for the Target and the market analysis report for the Target, in each case to the extent prepared.

(i)    The Acquisition is not a “hostile” acquisition and has been approved by the Board of Directors and/or shareholders (or their respective equivalents) of the applicable Credit Party and the Target.

(j)    The aggregate consideration (including without limitation earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities incurred or assumed by the Parent and its Subsidiaries) paid by the Issuer and its Subsidiaries (A) for the Acquisition (or series of related acquisitions) will not exceed $[ ] and (B) for all acquisitions made during the term of the Note Purchase Agreement will not exceed $[ ] after giving effect to the Acquisition.

This Certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

NOVATION COMPANIES, Inc.,
a Maryland corporation

By:
Name:
Title:

Schedule A

Financial Covenant Calculations

[TO BE COMPLETED BY ISSUER]

Schedule B

Description of Material Terms

[TO BE COMPLETED BY ISSUER]

Schedule C

[Audited Financial Statements] [Management-Prepared Financial Statements]

[TO BE COMPLETED BY ISSUER]

Schedule D

Consolidated Projected Income Statements

[TO BE COMPLETED BY ISSUER]

Schedule E

Quality of earnings report for the Target and a market analysis report for the Target

[TO BE COMPLETED BY ISSUER]